UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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The Boeing Company

2016 ANNUAL MEETING

OF SHAREHOLDERS

Monday, May 2, 2016 9:00 a.m., Central Time The Field Museum 1400 South Lake Shore Drive Chicago, Illinois

Notice of 2016 Annual Meeting of Shareholders

March 18, 2016

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2016 Annual Meeting of Shareholders to be held on Monday, May 2, 2016, at 9:00 a.m., Central Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois. At the meeting, shareholders will be asked to:

•	elect the 12 director nominees named in the proxy statement;

•	approve, on an advisory basis, named executive officer compensation;

•	ratify the appointment of our independent auditor for 2016; and

•	transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

The meeting will also include a report on our operations. Shareholders of record at the close of business on March 3, 2016 are entitled to vote at the annual meeting and any postponement or adjournment thereof. Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance. To obtain an admission ticket, please follow the instructions on page 64 of the proxy statement.

Thank you for your ongoing support of The Boeing Company.

Very truly yours,

Dennis A. Muilenburg
Chairman, President and Chief Executive Officer

Michael F. Lohr
Corporate Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the annual meeting in Chicago See page 64 for details regarding how to register in advance and obtain an admission ticket

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2016: This Notice of Annual Meeting and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2016 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 18, 2016, we will begin distributing print or electronic materials regarding the annual meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

Annual Meeting of Shareholders

  When g May 2, 2016, 9:00 a.m., Central Time

  Where g The Field Museum, Chicago, Illinois

You are entitled to vote at the meeting if you were a holder of record of our common stock at the close of business on March 3, 2016. Please see page 65 for instructions on how to vote your shares. If you wish to attend the meeting in person, you must register on or prior to April 25, 2016 in order to obtain an admission ticket. Failure to present an admission ticket, along with government-issued photo identification, will prevent you from gaining access to the meeting. See page 64 for additional instructions.

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Election of directors			4
2	Approval, on an advisory basis, of named executive officer compensation			22
3	Ratification of independent auditor			54
4	Shareholder proposal – further report on lobbying activities			57
5	Shareholder proposal – special shareowner meetings			59
6	Shareholder proposal – independent board chairman			60
7	Shareholder proposal – arms sales to Israel			62

Performance Highlights

CEO Transition

On June 30, 2015, Jim McNerney stepped down as our Chief Executive Officer and was replaced by Dennis Muilenburg, who had most recently served as our Vice Chairman, President and Chief Operating Officer. Mr. McNerney retired from Boeing on March 1, 2016 and he no longer serves on our Board of Directors. In connection with Mr. McNerney’s retirement, the Board elected Mr. Muilenburg to serve as Chairman. The role of independent Lead Director—currently filled by Ken Duberstein—continues to be a critical part of our Board’s leadership structure. See “CEO Transition” on page 11 and “Leadership Structure” on page 12 for additional information.

The Boeing Company    2016 Proxy Statement    1

PROXY SUMMARY

Director Nominees

This year’s Board nominees include three new directors—Lynn Good, Chairman and CEO of Duke Energy, Randall Stephenson, Chairman and CEO of AT&T, and Mr. Muilenburg, our Chairman, President and CEO. These additions to our Board reflect our ongoing board refreshment strategy and further strengthen and diversify the skills and experiences the Board will rely on to lead Boeing into its second century. Each director nominee is listed below, and you can find additional information under “Election of Directors (Item 1)” beginning on page 4.

Name	Age	Director Since	Principal Occupation	Board Committees
David L. Calhoun	58	2009	Senior Managing Director, Blackstone Group; Former Chairman & CEO, Nielsen	Compensation, GON
Arthur D. Collins, Jr.	68	2007	Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic	Compensation, GON
Kenneth M. Duberstein	71	1997	Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Compensation, GON
Edmund P. Giambastiani, Jr.	67	2009	Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command	Audit, Finance, Special Programs
Lynn J. Good	56	2015	Chairman, President & CEO, Duke Energy	Audit, Finance
Lawrence W. Kellner	57	2011	President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines	Audit, Finance
Edward M. Liddy	70	2010	Former Chairman & CEO, Allstate	Audit, Finance
Dennis A. Muilenburg	52	2015	Chairman, President & CEO, Boeing	Special Programs
Susan C. Schwab	60	2010	Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative	Audit, Finance
Randall L. Stephenson	55	2016	Chairman & CEO, AT&T	Audit, Finance, Special Programs
Ronald A. Williams	66	2010	Former Chairman & CEO, Aetna	Compensation, GON, Special Programs
Mike S. Zafirovski	62	2004	Executive Advisor, Blackstone Group; Former President & CEO, Nortel	Compensation, GON

Key Features of Our Executive Compensation Program

•	Pay-for-performance philosophy (page 25)

•	Incentive pay programs feature multiple performance metrics (page 26)

•	Approximately 89% of target CEO pay in 2015 was variable and tied to performance (page 28)

•	No accelerated vesting of equity awards in connection with a change-in-control (page 31)

•	Directors and senior executives must meet rigorous stock ownership requirements (page 34)

•	No pledging or hedging of Boeing stock by officers or directors (page 35)

•	Robust “clawback” policy that exceeds U.S. Securities and Exchange Commission requirements (page 35)

•	No employment agreements

Governance Highlights

•	Seamless CEO transition, demonstrating the Board’s commitment to, and active participation in, succession planning (page 11)

•	Election of two new independent directors in 2015, reflecting diversity of skills, experience, and background (page 4)

•

Adoption of by-law in 2015 allowing shareholders meeting certain requirements to nominate directors and have such nominees included in the proxy statement—commonly referred to as “proxy access” (page 16)

•	Extensive Board oversight of risk management, with particular focus on the key strategic, operational, cyber, and compliance risks facing the Company (page 16)

•	Strong independent lead director, with broad responsibilities and a demonstrated record of independent leadership (page 12)

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PROXY SUMMARY

•	Executive sessions of independent directors are conducted after every regularly scheduled board meeting

•	Strict “overboarding” limits (page 11)

•	No supermajority voting provisions

•	Shareholder right to call special meetings

•	Publicly-disclosed policies and practices regarding political advocacy

Shareholder Outreach

Boeing leaders meet with many of our shareholders throughout the year to ensure that management and the Board are responsive to investor concerns and focused on issues that mean the most to them. For additional information, see “Shareholder Outreach” on page 16.

Environmental Stewardship and Corporate Citizenship

Boeing’s commitment to innovation extends to how we care for our environment and engage with the communities in which we operate. See “Environmental Stewardship and Corporate Citizenship” on page 16 for additional information.

The Boeing Company    2016 Proxy Statement    3

ELECTION OF DIRECTORS (ITEM 1)

The Board has, upon the recommendation of the Board’s Governance, Organization and Nominating, or GON, Committee, nominated each of the 12 people listed below to serve as director for a term of one year, until a successor is elected and qualified, or until an earlier resignation or removal. Each nominee currently serves as a director and has agreed to continue to serve if elected. The GON Committee and the Board believe that the 12 nominees listed below provide an appropriate mix of the experience, skills, and characteristics necessary to lead Boeing into its second century and represent the interests of our shareholders. Ms. Good and Mr. Stephenson, who each joined the Board within the past year, were referred to the GON Committee by a third-party search firm. For information on the factors the Board considers when evaluating candidates for nomination, see “Board Composition” on page 11. Each of the director nominees, other than Mr. Muilenburg, is independent. Our directors have an average tenure of approximately six years and an average age of 62. Set forth below are the ages, principal occupations, and other details about each nominee.

DAVID L. CALHOUN

Senior Managing Director, Blackstone Group; Former Chairman & CEO, Nielsen Director since: 2009 Age: 58

Biography

Mr. Calhoun has served as Senior Managing Director and Head of Private Equity Portfolio Operations of The Blackstone Group (private equity) since January 2014. Previously, Mr. Calhoun served as Chairman of the Board of Nielsen Holdings plc (marketing and media information) from January 2014 to January 2016, as Chief Executive Officer of Nielsen Holdings plc from May 2010 to January 2014, and as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company B.V. from August 2006 to January 2014. Prior to joining Nielsen, he served as Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure. During his 26-year tenure at GE, he ran multiple business units including GE Transportation, GE Aircraft Engines, GE Employers Reinsurance Corporation, GE Lighting and GE Transportation Systems. Mr. Calhoun also serves on the boards of Caterpillar Inc. and Nielsen Holdings plc. He also served on the board of Medtronic, Inc. from 2007 to 2012.

Skills and Experience

Mr. Calhoun provides valuable insight and perspective on a wide array of strategic and business matters, stemming from his vast executive, management and operational experience at Blackstone, Nielsen and GE. Mr. Calhoun also has significant global aerospace, aircraft and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses, as well as his tenure on Caterpillar’s board. Mr. Calhoun’s executive leadership and experience in corporate governance matters at Nielsen and his service on Caterpillar’s compensation committee enable him to serve a crucial role on our Governance, Organization and Nominating and Compensation Committees.

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ELECTION OF DIRECTORS (ITEM 1)

ARTHUR D. COLLINS, JR.

Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic Director since: 2007 Age: 68

Biography

Mr. Collins has served as Senior Advisor to Oak Hill Capital Partners (private equity) since April 2009. Previously, Mr. Collins served as Chairman of Medtronic, Inc. (medical device and technology) from April 2002 to August 2008. At Medtronic, he was also Chairman and Chief Executive Officer from April 2002 to August 2007, President and Chief Executive Officer from May 2001 to April 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of Abbott from May 1984 to October 1989. Mr. Collins also serves on the boards of Alcoa Inc. and U.S. Bancorp.

Skills and Experience

Mr. Collins provides guidance to our Board and oversight of our Company on a wide variety of corporate and strategic matters based on his extensive senior executive and business leadership experience. Mr. Collins also brings the perspective of a member of several corporate boards, including as the lead director of U.S. Bancorp and as a member of Alcoa’s audit and compensation and benefits committees. In addition, we benefit from Mr. Collins’ years of executive leadership at Medtronic and his experience managing the operations of a large, global, high-technology company. As a result of his extensive executive and management expertise, as well as his independence, Mr. Collins’ fellow directors have elected him to serve as Chair of the Compensation Committee.

KENNETH M. DUBERSTEIN

Chairman & CEO, The Duberstein Group; Former White House Chief of Staff Director since: 1997 Age: 71

Biography

Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting) since 1989. He was White House Chief of Staff from 1988 to 1989. Mr. Duberstein also serves on the boards of Mack-Cali Realty Corporation and The Travelers Companies, Inc. and served on the boards of ConocoPhillips from 2002 to 2012 and Dell Inc. from 2011 to 2013.

Skills and Experience

Mr. Duberstein provides independent leadership to our Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experiences in U.S. government, Congressional and international matters and as a member of other Fortune 500 boards. Mr. Duberstein’s vast experience, both in the highest levels of the U.S. government and as an outside strategic advisor, enables him to advise the Board and senior management on key issues of corporate strategy and government policy, as well as a wide range of issues related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his strong leadership abilities, his fellow directors elected him both as independent Lead Director of the Board and as Chair of the Governance, Organization and Nominating Committee.

The Boeing Company    2016 Proxy Statement    5

ELECTION OF DIRECTORS (ITEM 1)

EDMUND P. GIAMBASTIANI, JR.

Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command Director since: 2009 Age: 67

Biography

Admiral Giambastiani served as Seventh Vice Chairman of the U.S. Joint Chiefs of Staff from 2005 to 2007, NATO Supreme Allied Commander Transformation from 2003 to 2005, and Commander, U.S. Joint Forces Command from 2002 to 2005. Admiral Giambastiani is a career U.S. Navy nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet level. His staff experience includes service as Co-Chairman of the Defense Acquisition Board and Chairman of the Joint Requirements Oversight Council. Admiral Giambastiani also serves as the Chairman of the Board of Monster Worldwide, Inc. and as a member of the board of trustees/advisory board of fifty-one Oppenheimer Funds, designated as the New York Board of the Oppenheimer Funds.

Skills and Experience

During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive strategic, leadership, operational and engineering experience that complements Boeing’s diverse business needs. Admiral Giambastiani has a wide breadth of experience with major program development, program resourcing and other aspects of managing large U.S. armed forces acquisition programs, including in high-technology areas. Each of these skills and experiences enables him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including in his capacity as a member of the Special Programs Committee. Admiral Giambastiani also has extensive experience as a senior military leader in strategy development and program risk oversight, including expertise with respect to cybersecurity, which enhances the Board’s strategic and management oversight resources and abilities.

LYNN J. GOOD

Chairman, President & CEO, Duke Energy Director since: 2015 Age: 56

Biography

Ms. Good has served as Chairman since January 2016 and as President and Chief Executive Officer since July 2013 of Duke Energy Corporation (electrical utility). Her prior experience at Duke Energy includes service as Vice Chairman from July 2013 to January 2016 and as Executive Vice President and Chief Financial Officer from July 2009 to June 2013. She also served on the board of Hubbell Incorporated from 2009 to 2015.

Skills and Experience

Ms. Good brings to the Board substantial experience in executive leadership, corporate governance, financial management, and accounting. Ms. Good’s record of executive leadership and board experience as Chief Executive Officer and Chairman of Duke Energy, and as a director of Hubbell Incorporated, enables her to advise management on a wide range of strategic, financial and governance matters, including the challenges associated with operating in heavily regulated industries. Ms. Good also has vast financial management experience, gained principally from her prior service as Chief Financial Officer and Treasurer of Duke Energy and as Chair of Hubbell Incorporated’s Audit Committee. Ms. Good also has extensive accounting and auditing skills, including 29 years of experience as a Certified Public Accountant and service for 11 years as an audit partner at Arthur Anderson LLP and Deloitte & Touche LLP. As a result of Ms. Good’s extensive auditing experience and skills in corporate finance and strategic matters, the Board has elected Ms. Good to serve on the Board’s Audit and Finance Committees.

6    The Boeing Company    2016 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

LAWRENCE W. KELLNER

President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines Director since: 2011 Age: 57

Biography

Mr. Kellner has served as President of Emerald Creek Group, LLC (private equity) since 2010. Mr. Kellner served as Chairman and Chief Executive Officer of Continental Airlines, Inc. (commercial airline) from December 2004 to December 2009. He joined Continental as Chief Financial Officer in 1995 and served as President and Chief Operating Officer from March 2003 to December 2004 and as President from May 2001 to March 2003, and was a member of the board of directors from May 2001 to December 2009. Mr. Kellner serves as non-executive board chairman of Sabre Corporation, and also serves on the boards of Chubb Limited and Marriott International, Inc.

Skills and Experience

Mr. Kellner brings to our Board extensive airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In addition to his deep understanding of strategic planning, customer requirements and operational management in the airline industry, Mr. Kellner has detailed knowledge in the fields of finance and accounting, gained principally from his experience as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings to our Board corporate governance expertise and experience gained from his service as lead director of Marriott and as chairman of Sabre as well as on the boards of other Fortune 500 companies. As a result of his finance and accounting expertise, Mr. Kellner’s fellow directors have elected him to serve as Chair of the Finance Committee.

EDWARD M. LIDDY

Former Chairman & CEO, Allstate Director since: 2010 Age: 70

Biography

Mr. Liddy served as a partner at Clayton, Dubilier & Rice, LLC (private equity) from April to September 2008 and from January 2010 to December 2015. At the request of the Secretary of the U.S. Department of the Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc. (insurance and financial services holding company) from September 2008 to August 2009. He served as Chairman of the Board of The Allstate Corporation (insurance) from January 1999 to April 2008. At Allstate, he also served as Chief Executive Officer from January 1999 to December 2006 and as President and Chief Operating Officer from August 1994 to December 1998. Before joining Allstate, Mr. Liddy held a number of financial and operating positions at Sears, Roebuck and Co. before being named Chief Financial Officer in 1992. Mr. Liddy also serves on the boards of 3M Company, Abbott Laboratories and AbbVie Inc.

Skills and Experience

Mr. Liddy brings to our Board the benefits of his significant experience as a senior executive and board member of several Fortune 100 companies across a range of industries. Mr. Liddy’s extensive executive leadership experience at Allstate, American International Group and Sears, Roebuck and Co. enables him to provide our Board with valuable insights on corporate strategy, risk management, corporate governance and many other issues facing large, global enterprises. Additionally, as a former Chief Financial Officer of Sears, Roebuck and Co., chair of the audit committees of Goldman Sachs and 3M, and partner at Clayton, Dubilier & Rice, LLC, Mr. Liddy provides our Board with significant knowledge and understanding of corporate finance, capital markets, financial reporting and accounting matters. In recognition of this expertise, the Board has elected Mr. Liddy to serve as Chair of the Audit Committee.

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ELECTION OF DIRECTORS (ITEM 1)

DENNIS A. MUILENBURG

Chairman, President & CEO, Boeing Director since: 2015 Age: 52

Biography

Mr. Muilenburg has served as Chairman of The Boeing Company since March 2016, as Chief Executive Officer since July 2015, and as President since December 2013. Mr. Muilenburg served as Vice Chairman and Chief Operating Officer from December 2013 to July 2015. Prior to that, he served as Boeing Executive Vice President and President and Chief Executive Officer, Boeing Defense, Space & Security from September 2009 to December 2013. Mr. Muilenburg also serves on the board of Caterpillar Inc.

Skills and Experience

Mr. Muilenburg has unparalleled experience and knowledge of Boeing’s operations and markets. Mr. Muilenburg’s experience as Chief Executive Officer, together with his achievements while serving as President and Chief Operating Officer as well as President of Boeing’s Defense, Space & Security unit, uniquely position him to identify and address key aerospace industry challenges and opportunities, assist in the Board’s deliberations with respect to enhancing Boeing’s global footprint, pursuing opportunities for continued innovation, and other strategic imperatives, and provide overall leadership to the Board in his role as Chairman. Mr. Muilenburg also acts as the principal intermediary between management and the Board’s independent directors. In addition, Mr. Muilenburg’s background as a Boeing engineer strengthens the Board’s manufacturing, development program and technology expertise. Finally, Mr. Muilenburg’s service on the Caterpillar board and its audit committee enables him to provide our Board with key insights on risk management, corporate finance, and other issues facing large global, complex manufacturing companies.

SUSAN C. SCHWAB

Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative Director since: 2010 Age: 60

Biography

Ambassador Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown LLP (global law firm) since March 2010. Ambassador Schwab served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, she served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of Caterpillar Inc., FedEx Corporation and Marriott International, Inc.

Skills and Experience

Ambassador Schwab brings unique global and governmental perspectives and experience to the Board and its deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s vast experience in the U.S. government and in public policy formulation also allows her to advise Boeing on the many challenges and opportunities that relate to government relations. In addition, as a consequence of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, financial, corporate governance and compensation matters.

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ELECTION OF DIRECTORS (ITEM 1)

RANDALL L. STEPHENSON

Chairman & CEO, AT&T Inc. Director since: 2016 Age: 55

Biography

Mr. Stephenson has served as Chairman and Chief Executive Officer of AT&T Inc. since 2007. He served as AT&T’s Chief Operating Officer from 2004 to 2007 and as Senior Executive Vice President and Chief Financial Officer from 2001 to 2004. Mr. Stephenson also serves on the board of Emerson Electric Co.

Skills and Experience

Mr. Stephenson brings to our Board vast expertise in high technology, global operations, product innovation and large program risk management. In particular, his years of service as AT&T’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer provide him with senior leadership experience and insight into the operations, challenges and complex issues facing large technology companies with extensive multinational operations and markets. As a result of Mr. Stephenson’s expertise in accounting and financial reporting and oversight matters, the Board has elected Mr. Stephenson to serve on the Audit and Finance Committees.

RONALD A. WILLIAMS

Former Chairman & CEO, Aetna Director since: 2010 Age: 66

Biography

Mr. Williams has served as Chairman and Chief Executive Officer of RW2 Enterprises, LLC (consulting) since May 2011. Mr. Williams served as Chairman of Aetna Inc. (managed care and health insurance) from October 2006 to April 2011, having previously served as Chief Executive Officer from February 2006 to November 2010, President from May 2002 to July 2007 and Executive Vice President and Chief of Health Operations from March 2001 to May 2002. Following his retirement in April 2011, he provided consulting services to Aetna until February 2012. Mr. Williams also serves on the boards of American Express Company, Envision Healthcare Holdings, Inc. and Johnson & Johnson.

Skills and Experience

Mr. Williams brings to our Board significant strategic, leadership, operations and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into health insurance and employee benefits best practices, as well as the many related areas associated with managing the requirements of companies in industries with large numbers of employees in U.S. and non-U.S. locations. In addition, his service as chairman of the audit and risk committee of American Express has enhanced his expertise in the areas of financial reporting, internal controls and risk management for large, global companies. Mr. Williams also brings corporate governance expertise gained from his service on the boards of other Fortune 100 companies.

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ELECTION OF DIRECTORS (ITEM 1)

MIKE S. ZAFIROVSKI

Executive Advisor, Blackstone Group; Former President & CEO, Nortel Director since: 2004 Age: 62

Biography

Mr. Zafirovski has served as Executive Advisor to The Blackstone Group (private equity) since October 2011 and as President of The Zaf Group (consulting) since November 2012. Previously, Mr. Zafirovski served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) from November 2005 to August 2009. Prior to that, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the consumer, industrial and financial services arenas. Mr. Zafirovski also serves on the board of Stericycle, Inc.

Skills and Experience

Mr. Zafirovski provides guidance to our Board on a wide variety of strategic, operational and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s senior executive leadership at Nortel, Motorola and GE enable him to provide unique perspectives on strategic planning, technology development, manufacturing, and security and financial matters. Mr. Zafirovski has emphasized corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR.

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CORPORATE GOVERNANCE

Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards and our codes of conduct for directors, finance employees and all employees, may be viewed on our website at www.boeing.com/company/general-info/corporate-governance.page. We will provide written copies of any of these materials without charge upon written request to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The GON Committee regularly reviews our Corporate Governance Principles and proposes modifications to the principles and other key governance practices and policies for adoption by the Board.

Board Composition

The Board’s GON Committee is responsible for identifying and assessing potential candidates and recommending nominees for the Board’s approval. The GON Committee assesses the qualifications of incumbent directors and other candidates for nomination on an ongoing basis, including with respect to the following factors:

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Experience. The GON Committee considers each candidate’s experience and leadership record in such areas as operations, international business, manufacturing, risk management, finance, government, marketing, technology, and public policy.

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Industry Expertise. The GON Committee ensures that a number of directors possess aerospace and/or defense industry, as well as technology, expertise. This broad industry expertise allows the Board to assess Company performance and provide strategic guidance with respect to each of our principal businesses.

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Diversity. The Board seeks diversity of background, experience, skills, and perspectives among its members. Further, the GON Committee reviews how effectively it balances these considerations when it assesses the overall composition of the Board.

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Commitment to Boeing / Outside Board Memberships. The GON Committee evaluates whether a nominee would be committed to act at all times in the long-term interests of all Boeing shareholders. In addition, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board. Consequently, directors may not serve on more than four public company boards in addition to Boeing (two if a public company CEO).

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Independence. In addition to any regulatory limitations with respect to independence, the GON Committee also considers other positions the director holds or has held, and evaluates each nominee with respect to Boeing’s publicly-disclosed Director Independence Standards, as well as with respect to any potential conflicts of interest.

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Professional Reputation. As set forth in our Corporate Governance Principles, our directors are expected to have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards.

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Length of Service. The Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and maintain our position as a global leader in aerospace. At the same time, with decades-long product cycles and lengthy development periods, Boeing also benefits from directors with extensive Boeing experience. As a result, the GON Committee focuses on maintaining a balance between directors of short, medium, and long tenure. In addition, no director may serve if he or she would be 74 years of age or older at the time of election.

•	Regulatory Compliance. All director nominees must satisfy regulatory requirements for Board service, including those with respect to any committee on which such director would be asked to serve.

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Prior Contributions to the Board. When evaluating the candidacy of an incumbent director, the Board also considers the director’s ongoing contributions to the Board. This evaluation includes consideration of the results of both formal and informal assessments provided by fellow directors.

CEO Transition

On June 30, 2015, Jim McNerney stepped down after ten years as Boeing’s Chief Executive Officer and was replaced by Dennis Muilenburg, who served most recently as Boeing’s President and Chief Operating Officer. Mr. McNerney retired from Boeing on March 1, 2016, and no longer serves on our Board of Directors. In connection with Mr. McNerney’s retirement, the Board elected Mr. Muilenburg to serve as Chairman. This transition was the culmination of the Board’s ongoing succession planning process, and exemplifies the Board’s commitment to cultivating and developing executive talent. Each of the Board’s independent directors actively participated in the selection and election of Mr. Muilenburg and the request to Mr. McNerney that he serve as Chairman through his retirement date, in each case under the leadership of Ken Duberstein, the Board’s independent Lead Director, and—with respect to compensation issues—Art Collins, Chair of the Compensation Committee.

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Director Independence

Board Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the New York Stock Exchange, or NYSE, criteria for independence. In order for a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with us other than as a director, either directly or as a partner, shareholder or executive officer of another entity that has a relationship with Boeing. In addition, the Board has adopted Director Independence Standards to assist the Board in its assessment of director independence. These standards, which are available at www.boeing.com/company/general-info/corporate-governance.page, are designed to supplement the requirements of the NYSE listing standards. If a director or nominee has a relationship with Boeing that is not addressed in the Director Independence Standards, the members of the Board who have already been determined to be independent shall consider all relevant facts and circumstances and determine whether the relationship is material.

The Board has reviewed all direct and indirect relationships between us and each of our directors, and has determined that all of our director nominees, other than Mr. Muilenburg, are independent, as was former director Linda Cook throughout the period she served on our Board. In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served until August 2009 as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director. In making independence determinations with respect to Ms. Cook, our other independent directors considered that one of our defined benefit pension plans, which has approximately $56 billion in total assets, committed up to $150 million of capital to funds affiliated with EIG Global Energy Partners. These commitments were made in November 2007, June 2010 and May 2013, in each case in accordance with the process established by the plan’s independent fiduciary committee. In August 2014, Ms. Cook became a managing director and member of the executive committee of EIG and chief executive officer of Harbour Energy, Ltd, an EIG affiliate. Ms. Cook retired from our Board in April 2015. Pursuant to existing investment agreements between EIG affiliates and the trustee of our defined benefit plan, EIG may issue “capital calls” requiring that our defined benefit plan provide investment capital of up to the committed amount in the aggregate to EIG affiliates pursuant to these pre-existing investments. In 2015, the plan paid approximately $18.1 million in connection with capital calls and $1.4 million in connection with expenses and management fees to EIG affiliates pursuant to the investment agreements.

Committee Independence

The Corporate Governance Principles require that all members of the Audit, GON, and Compensation Committees be independent, both under the Director Independence Standards and pursuant to any regulatory requirements. The Board has determined that all members of these committees are independent and, as applicable, in compliance with all committee-specific independence requirements.

Leadership Structure

The GON Committee annually evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined. The Board, in accordance with our By-Laws, elects a chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. In the event that the Chairman is not an independent director, an independent Lead Director is elected on an annual basis by a majority of the independent directors upon a recommendation of the GON Committee.

The formal duties of the independent Lead Director are as follows:

•	approving Board meeting agendas;

•	in consultation with the Chairman and the nonemployee directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approving the type of information to be provided to directors for Board meetings;

•

presiding at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors (which are held after every Board meeting) and apprising the Chairman of the issues considered;

•	serving as liaison between the Chairman and the independent directors;

•	being available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

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Ken Duberstein, our current independent Lead Director, performs the following additional duties:

•

speaks with the CEO before and after each stated meeting of the Board to review presentation materials, address matters discussed during executive sessions of the Board’s independent directors, and/or discuss important strategic matters;

•	leads the Board’s efforts to establish policies on governance matters important to shareholders, such as proxy access, succession planning, and limits on outside Board memberships for directors;

•	meets regularly with members of senior management other than the CEO; and

•	oversees the Board’s self-evaluation process in his capacity as GON Committee Chair.

Finally, the independent Lead Director also is responsible for performing such other duties as the other independent directors may request—whether related to succession planning leadership (with respect to CEO succession and developing second- and third-level leaders), regularly scheduled meetings with the CEO, risk oversight, meeting with investors, or long-term enterprise strategy.

In February 2016, The Boeing Company’s Board of Directors elected Mr. Dennis Muilenburg, our President and Chief Executive Officer, to serve as Chairman of the Board, effective March 1, 2016. Mr. Muilenburg has extensive knowledge of, and life-long experience at, The Boeing Company, knowledge of and unrivaled experience in the aerospace industry, exceptional leadership abilities, and unquestioned integrity.

Our eleven independent directors, with their vast senior leadership experience and technology, manufacturing, and aerospace expertise—individually and collectively—provide demonstrated, strong, and responsible oversight of the management of The Boeing Company.

Mr. Duberstein, our independent Lead Director—elected annually by the other independent directors—brings to the Board extensive experience at the highest levels of both government and business and similarly continues to provide proven independent and active leadership to the Company.

Based upon the combination of Mr. Muilenburg’s knowledge, experience, leadership, and integrity; the strength, independence, experience, and integrity of the other eleven directors on the Board; and our Lead Director’s demonstrated independent leadership, The Boeing Company’s Board determined that at this time Boeing’s shareholders are best served by having Mr. Muilenburg serve as the Chairman of the Boeing Board of Directors.

Board Committees

The Board has five standing committees. Each committee operates under a charter that has been approved by the Board, and the Chair of each committee reports to the Board on actions taken at each committee meeting. A copy of each committee charter is posted in the corporate governance section of our website at www.boeing.com/company/general-info/corporate-governance.page. Each of these committees, other than the Special Programs Committee, is comprised exclusively of independent directors. The Board also has established a Stock Plan Committee composed of the CEO, to which the Compensation Committee has delegated the authority to approve certain limited stock issuances to employees other than executive officers. The table below sets forth the current membership of each of the standing committees, as well as the independence of each director.

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	Independent	Audit Committee	Compensation Committee	Finance Committee	Governance, Organization and Nominating Committee	Special Programs Committee
David L. Calhoun	✓
Arthur D. Collins, Jr.	✓
Kenneth M. Duberstein	✓
Edmund P. Giambastiani, Jr.	✓
Lynn J. Good	✓
Lawrence W. Kellner	✓
Edward M. Liddy	✓
Dennis A. Muilenburg
Susan C. Schwab	✓
Randall L. Stephenson	✓
Ronald A. Williams	✓
Mike S. Zafirovski	✓

Lead Director	Chairperson	Audit Committee Financial Expert	Member

Audit Committee

The Audit Committee met 11 times in 2015. The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

The Audit Committee also prepares the Audit Committee Report included on page 52. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Good and Messrs. Kellner, Liddy and Stephenson are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee met seven times in 2015. The Compensation Committee oversees our executive and equity compensation programs. Its principal responsibilities include:

•	annually reviewing and approving the salary, incentive awards, equity-based awards and any other long-term incentive awards for our CEO and other corporate officers elected by the Board;

•	evaluating Say on Pay vote outcomes and other shareholder feedback regarding executive compensation pay programs;

•

reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives (in each case, together with the GON Committee) and, together with the other independent directors, determining and approving the CEO’s compensation based on such evaluation;

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•	reviewing and approving peer groups used for benchmarking compensation levels, design practices and relative performance comparisons;

•	reviewing, approving and monitoring compliance with stock ownership requirements applicable to our CEO and other senior executives;

•	as appropriate, recouping incentive compensation pursuant to the Company’s clawback policy;

•

reviewing employment and severance agreements, change-in-control provisions affecting compensation, special or supplemental arrangements such as supplemental retirement benefits, if any, and perquisites for elected officers;

•

reviewing periodic reports on our compensation programs as they affect all employees, including management’s assessments as to whether risks arising from such programs are reasonably likely to have a material adverse effect on the Company;

•	approving and overseeing all incentive compensation plans and other equity-based plans and approving, or recommending to the Board to approve, changes to such plans; and

•	retaining and overseeing the Committee’s independent compensation consultant.

The Compensation Committee also prepares the Compensation Committee Report included on page 36. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law.

Finance Committee

The Finance Committee met six times in 2015. The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	proposed dividend actions, stock splits and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities and major insurance programs;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration and performance.

In addition, the Finance Committee is responsible for managing risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee met six times in 2015. The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership structure, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	senior management succession planning, including recommending to the Board nominees for CEO and other senior leadership roles;

•	monitoring and reviewing the performance of our CEO;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•	reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance.

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The GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee met one time in 2015. The Special Programs Committee reviews our programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

Senior management is responsible for day-to-day management of strategic, operational and compliance risks we face, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and our long-range business plan, including significant new development programs.

As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, compensation and compliance risks with senior management. For example, our Senior Vice President, Office of Internal Governance and Administration reports to the Audit Committee on a regular basis with respect to compliance with our ethics and risk management policies. The Audit Committee is responsible for evaluating our overall risk assessment and risk management practices. The Audit Committee also performs a central oversight role with respect to financial statement, disclosure and compliance risks, and reports on its findings at each regularly scheduled Board meeting after meeting with our Senior Vice President, Office of Internal Governance and Administration, our Vice President, Corporate Audit and our independent auditor, Deloitte & Touche LLP. The Audit Committee also leads the Board’s efforts with respect to the oversight of cybersecurity risk. The Compensation Committee considers risk in connection with its design and oversight of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. For more information on the Board’s oversight of risks relating to our compensation practices, see “Compensation and Risk” on page 36. The Finance Committee is responsible for oversight of risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. The GON Committee is responsible for oversight of risks related to the Company’s corporate governance, including overseeing management’s shareholder outreach efforts on governance-related matters and ensuring the Board’s continued ability to provide independent oversight of management. Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles, which may be viewed at www.boeing.com/company/general-info/corporate-governance.page.

Shareholder Outreach

Boeing has long believed that the continued delivery of sustainable, long-term value to our shareholders requires regular dialogue with our shareholders. During 2015, we discussed governance, executive compensation, and many other issues with shareholders representing more than 40% of our shares. We believe that these meetings ensure that management and the Board are aware of our shareholders’ priorities and equipped to address them effectively. The Board considers feedback from these conversations during its deliberations, and we regularly review and adjust our corporate governance structure and/or executive compensation policies and practices in response to comments from our shareholders.

In 2015, after thoughtful discussions with many of our shareholders, we adopted a by-law allowing shareholders to nominate directors and have such nominees included in the proxy statement. Our shareholders expressed a wide range of views on this topic, but most expressed support for a by-law with a maximum shareholder group of 20 and for up to 20% of available Board seats, with significant flexibility regarding other terms.

Environmental Stewardship and Corporate Citizenship

Boeing’s commitment to innovation means more than just game-changing aerospace products and services. We extend that commitment to how we take care of the environment and engage with the communities in which we operate. Boeing believes that taking care of the environment is crucial to our aerospace and technology leadership. Boeing employees are actively working on many fronts to improve the environmental performance of our products and services as well as our operations. For additional information, including a link to our 2015 Environment Report, visit www.boeing.com/principles/environment.

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In addition, through purposeful investments, employee engagement, and thoughtful advocacy efforts, Boeing and its employees support innovative partnerships and programs that align with our strategic objectives, create value, and help build better communities worldwide. This includes improving access to globally competitive learning as well as workforce and skills development, sustaining the environment, and supporting our military and veteran communities. For additional information, including a link to our Corporate Citizenship Report, visit www.boeing.com/principles/community-engagement.page.

Meeting Attendance

During 2015, the Board held seven meetings, and the five standing committees held a total of 31 meetings. Each director nominee attended at least 90% of the meetings of the Board and the committees on which he or she served during 2015, and average attendance at these meetings exceeded 97%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all but one director attended our 2015 Annual Meeting.

Communication with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our independent Lead Director, to the nonemployee directors as a group or to the Audit Committee. This process is described at www.boeing.com/company/general-info/corporate-governance.page.

Codes of Conduct

The Board expects directors, officers and employees to act ethically, including by adhering to all applicable codes of conduct, at all times. Shareholders may view Boeing’s codes of conduct at www.boeing.com/company/general-info/corporate-governance.page. Waivers from these codes may be granted only by the Board, and any such waiver will be promptly disclosed on our website. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Compensation of Directors

We have designed our nonemployee director compensation program to achieve the following objectives:

•	align directors’ interests with the long-term interests of our shareholders;

•	attract and retain outstanding director candidates with diverse backgrounds and experiences; and

•	recognize the substantial time commitment required to serve as a Boeing director.

The GON Committee reviews Boeing’s director compensation program on an annual basis. When making its recommendations, the GON Committee considers director compensation levels at our executive compensation peer group companies. See “Benchmarking Against Our Peer Group” on page 33 for more information. Compensation Advisory Partners LLC, or CAP, serves as the GON Committee’s independent consultant with respect to the compensation of our directors. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us. No changes were made to Boeing’s director compensation program in 2015.

Our director compensation program consists of cash (board, committee chair and lead director retainer fees) and retainer stock units. In addition, we match director contributions to eligible non-profit organizations or educational institutions, up to a maximum match of $31,000 per year. We also reimburse directors for travel and other out-of-pocket expenses incurred in connection with their services, if any. Directors who are employees of the Company receive no additional compensation for their Board service.

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2015 Director Compensation Table

The following table sets forth 2015 compensation for each nonemployee director who served during 2015. Compensation for Messrs. McNerney and Muilenburg is set forth in the Summary Compensation Table on page 38.

Director	Fees Earned or Paid in Cash ($)(7)	Stock Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
David L. Calhoun	$130,000	$165,000	$31,000	$326,000
Arthur D. Collins, Jr.(1)	150,000	165,000	31,000	346,000
Linda Z. Cook(2)	72,500	82,500	11,000	166,000
Kenneth M. Duberstein(3)	175,000	165,000	31,000	371,000
Edmund P. Giambastiani, Jr.	130,000	165,000	7,550	302,550
Lynn J. Good(4)	50,664	64,305	31,000	145,969
Lawrence W. Kellner(5)	140,172	165,000	31,000	336,172
Edward M. Liddy(6)	155,000	165,000	—	320,000
Susan C. Schwab	130,000	165,000	23,000	318,000
Ronald A. Williams	130,000	165,000	31,000	326,000
Mike S. Zafirovski	130,000	165,000	31,000	326,000

(1)	Compensation Committee Chair.
(2)	Ms. Cook ceased to be a director as of April 27, 2015. Finance Committee Chair through April 26, 2015.
(3)	Lead Director; GON Committee Chair.
(4)	Ms. Good joined the Board on August 11, 2015.
(5)	Finance Committee Chair beginning April 27, 2015.
(6)	Audit Committee Chair.
(7)	Reflects total cash compensation paid to each director in 2015 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors. Cash compensation is paid in four quarterly installments as of the first business day of each quarter and is pro-rated for directors who join the Board during a quarter.
(8)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each director in 2015. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. The grant date fair value for these awards is equal to the Fair Market Value of the underlying Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The following table sets forth the aggregate number of deferred stock units accumulated in each director’s deferral account as of December 31, 2015 from deferrals of cash compensation and retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units.

Director	Accumulated Deferred Stock Units
David L. Calhoun	17,575
Arthur D. Collins, Jr.	32,831
Linda Z. Cook	29,805
Kenneth M. Duberstein	51,949
Edmund P. Giambastiani, Jr.	11,453
Lynn J. Good	496
Lawrence W. Kellner	6,719
Edward M. Liddy	17,163
Susan C. Schwab	10,426
Ronald A. Williams	10,607
Mike S. Zafirovski	39,770

(9)	Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program as follows: $31,000 each for Ms. Good and Messrs. Calhoun, Collins, Duberstein, Kellner, Williams and Zafirovski; $23,000 for Ambassador Schwab; $11,000 for Ms. Cook; and $7,550 for Admiral Giambastiani. Directors derive no financial benefit from these charitable contributions.

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Cash Retainers

In 2015, nonemployee directors received a cash annual retainer fee of $130,000. We also pay the following additional annual retainer fees to directors serving in leadership positions: Lead Director $30,000, Audit Committee Chair $25,000, Compensation Committee Chair $20,000 and GON and Finance Committee Chairs $15,000. We do not pay additional fees for attending Board or committee meetings.

Our Deferred Compensation Plan for Directors gives nonemployee directors the opportunity to defer all or part of their cash compensation into an interest-bearing, cash-based account or a stock unit account as deferred stock units. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn dividend equivalents, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. The following directors elected to defer 2015 cash compensation into deferred stock units as follows: $130,000 and 949 units each for Messrs. Calhoun, Williams and Zafirovski; and Mr. Collins, $150,000 for 1,094 units. Ambassador Schwab elected to defer $130,000 of her 2015 cash compensation into an interest-bearing, cash-based account.

Retainer Stock Units

In 2015, our nonemployee directors received equity compensation valued at $165,000 per year in the form of retainer stock units, which are distributed as shares of Boeing stock after termination of Board service. The Board believes that retainer stock units further align directors’ interests with the long-term interests of our shareholders. Each nonemployee director received an aggregate of 1,204 retainer stock units during 2015, except for (a) Ms. Cook, who was awarded 594 retainer stock units, representing units earned for service during 2015; and (b) Ms. Good, who was awarded 493 retainer stock units representing units earned for service during 2015. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn dividend equivalents, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service.

Director Stock Ownership Requirements

In order to further align the interests of directors with the long-term interests of our shareholders, our Corporate Governance Principles require that, by the end of his or her third and sixth year as a director, each nonemployee director should own stock or stock equivalents with a value equal to three and five times, respectively, the annual cash retainer fee. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate. Each director currently exceeds his or her applicable stock ownership requirement.

Compensation Consultants

The Compensation Committee and GON Committee have engaged CAP to serve as their independent compensation consultant. In this capacity, CAP provides peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as an ongoing overview of regulatory developments and compensation trends. In addition, CAP advises the Compensation Committee concerning management’s compensation data and recommendations. CAP takes direction from the Compensation and GON Committees, as appropriate, reports directly to the committees and does not provide any other services to Boeing. See discussion on page 32 under “Governance of Pay-Setting Process—Role of Board, Management and Consultants.” The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that CAP provides no services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined that there were no other factors that the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of CAP.

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Related-Person Transactions

Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews potential related-person transactions for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees these reviews and determinations, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities for us and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors) and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

BlackRock, Inc., or Blackrock, was a beneficial holder of more than 5% of our outstanding common stock until May 31, 2015 according to Amendment No. 1 to a Schedule 13G filed by BlackRock with the SEC on June 10, 2015. BlackRock acted as an investment manager for various investment fund options within The Boeing Company Employee Savings Plans Master Trust, or the Savings Plans Trust, and received approximately $2.8 million for such services in 2015. BlackRock also provided investment management and investment analytics services to The Boeing Company Retirement Plans Master Trust, or the Retirement Plans Trust, and received approximately $9.8 million for such services in 2015.

Capital World Investors, or Capital World, which collectively includes Capital Research and Management, American Funds, and Capital International, among other business units, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 7 to a Schedule 13G filed by Capital World with the SEC on February 12,

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2016. Capital World provided investment management services to the Retirement Plans Trust and received approximately $2.4 million for such services in 2015. Additionally, Capital World managed mutual fund assets for subsidiary retirement plans and received fees of approximately $0.2 million for such services in 2015.

Evercore Trust Company, N.A., or Evercore, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 9 to a Schedule 13G filed by Evercore with the SEC on February 10, 2016. Evercore is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2015, these fees totaled approximately $1.2 million.

State Street Bank and Trust Company, or State Street, is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 12, 2016. State Street is the trustee of the Savings Plans Trust. During 2015, the Savings Plans Trust paid State Street approximately $3.9 million for its services as trustee of the Savings Plans Trust and for services relating to the Savings Plans Trust’s custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors and State Street Global Markets, divisions of State Street, acted as investment managers for various investment fund options within the Savings Plans Trust, and received approximately $3.0 million in fees for such services in 2015. State Street also provides benefits administration services on behalf of certain of our retirement plans and received approximately $2.5 million in fees for such services in 2015.

T. Rowe Price Associates, Inc., or T. Rowe, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 1 to a Schedule 13G filed by T. Rowe with the SEC on February 9, 2016. T. Rowe provided investment management services to the Retirement Plans Trust and received approximately $1.5 million for such services in 2015. Additionally, T. Rowe managed mutual fund assets for subsidiary retirement plans and received approximately $0.3 million for such services in 2015.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

The Boeing Company    2016 Proxy Statement    21

APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

Our Board, pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your vote to approve, on an advisory basis, the compensation of our named executive officers as set forth under the heading “Compensation Discussion and Analysis” and in the accompanying compensation tables and related material. For the reasons discussed below, our Board recommends that you vote FOR the resolution approving the compensation of our named executive officers.

We have designed our executive compensation program to attract and retain superior leaders, reward performance, and align our executives’ interests with the long-term interests of our shareholders. We believe that our performance validates this approach, as evidenced by the key achievements set forth in the Executive Summary of our Compensation Discussion and Analysis, which begins on page 23. Our Compensation Discussion and Analysis also describes in detail our executive compensation program, highlights of which include the following:

Pay for Performance

•	3- and 5-year total shareholder return of 105.4% and 149.0%, respectively, reflecting strong performance across both businesses;

•

annual and long-term incentive metrics that focus our executives on the balanced objectives of increasing revenues, reducing costs and effectively managing net assets, as well as total shareholder return as compared to a peer group of companies set by the Compensation Committee;

•	Approximately 89% of our Chief Executive Officer’s 2015 target compensation was variable and tied to performance;

•	incentive plan design that aligns with business strategy, with capped payouts and other protections to avoid excessive risk;

•	no guaranteed bonuses;

Alignment with Shareholder Interests

•	25% of our named executive officers’ long-term incentive compensation is tied to Boeing’s total shareholder return as compared to a peer group of companies set by the Compensation Committee;

•	forfeiture of unearned portion of all annual and long-term incentive program awards upon termination or retirement;

•	significant stock ownership requirements, including 6x base salary for our CEO, ensuring that our senior executives maintain a significant stake in our long-term success;

•	no accelerated vesting of equity awards in connection with a change-in-control;

•	no employment agreements;

•	no pledging or hedging of Boeing stock;

Responsible Pay Practices

•	robust clawback policy that permits recoupment of incentive compensation in certain cases of misconduct even absent a financial restatement;

•	no tax gross-ups to our executives other than for certain relocation expenses; and

•	no repricing or buybacks of stock options.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s recent strong financial and operating performance. In future years, we expect to continue to reward executives who deliver strong results by tying compensation to demonstrated individual and business-level performance as well as total shareholder return.

In 2015, our shareholders approved the compensation of our named executive officers with a FOR vote of 91.7%. This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2015 Key Achievements

Development and Delivery Milestones

•	737 MAX – First rollout

•	787-10 – Completion of detailed design

•	777X – Firm design configuration

•	KC-46A – First test flights for U.S. Air Force

•	Commercial Crew Transportation System – First NASA commercial contract for human spaceflight

•	702 SP – Delivered the world’s first all-electric propulsion satellite

•	Delivered a total of 762 commercial airplanes, 186 military aircraft, four satellites and over 15,000 weapon systems

Investments in Long-Term Growth

•	New commercial airplanes delivery center in Seattle, Washington

•	Propulsion systems facility in North Charleston, South Carolina

•	Developed 3.8 million sq. ft. of additional facilities to support Commercial Airplanes development programs

•	Converted former Space Shuttle facility in Florida for the CST-100 Starliner

Strong Business Pipeline

•	768 net commercial airplane orders

•	Major international commitments for Apache and Chinook helicopters, P-8 Poseidon aircraft and KC-46 tanker; 747-8 selected as the next U.S. presidential aircraft

•	U.S. government commitments for the EA-18G Growler

•	$83 billion in total new orders

•	$489 billion total backlog, representing a robust, diverse pipeline of future work

Financial Results

•	Record revenue of $96.1 billion, a 6 percent increase from 2014, driven by record commercial airplane deliveries

•	Achieved one-year economic profit total of $3.96 billion and three-year total of $9.82 billion

•	$9.4 billion in operating cash flow, a 6 percent increase from 2014, driven by solid core operating performance, higher deliveries and disciplined cash management

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COMPENSATION DISCUSSION AND ANALYSIS

Leadership Change

On June 30, 2015, Jim McNerney stepped down as Boeing’s Chief Executive Officer and was replaced by Dennis Muilenburg. Mr. Muilenburg is a 30-year veteran of Boeing, having most recently served as President and Chief Operating Officer. For additional information, see page 11.

2015 Say-on-Pay Advisory Vote Outcome and Shareholder Outreach

In 2015, our executive compensation program received 91.7% approval from our shareholders. In addition, members of Boeing management met with many of our shareholders throughout 2015 to discuss executive compensation and other governance issues. These shareholders continue to view one- and three-year economic profit, together with relative total shareholder return, or TSR, as appropriate performance metrics for a capital-intensive company like Boeing. They also view Boeing’s pay practices and pay-for-performance strategy as strongly aligned with shareholder interests. Our shareholders also commented favorably on Boeing’s seamless leadership transition during 2015 and the associated compensation decisions by the Board. These factors contributed to the Compensation Committee’s decision to refrain from making substantial changes to our compensation practices and policies. In 2016, the Compensation Committee will continue to consider both results from shareholder advisory votes and shareholder feedback as part of its ongoing assessment of our executive compensation program and practices.

Boeing’s Executive Compensation Program

We design our executive compensation program to drive superior operational performance and align the interests of our executives with those of our shareholders. The principal elements of our executive compensation program are: base salary; an annual incentive award opportunity; and a long-term incentive award opportunity, consisting of performance awards, performance-based restricted stock units, or PBRSUs, and restricted stock units, or RSUs. Most of our executives’ compensation, including 100% of the annual incentive and 75% of the long-term incentive program, is variable and tied to individual, business unit and/or Company performance and TSR during the relevant performance period.

What We Do
Vast majority of pay is performance-based
Robust stock ownership requirements
Strong clawback policy
Benchmark target pay to median of peer group
Active shareholder engagement
Limited perquisites
Independent compensation consultant reports directly to Compensation Committee
Caps on incentive pay

What We Don’t Do
No guaranteed bonuses
No accelerated vesting of equity awards in connection with a change-in-control
No tax gross-ups, other than for certain relocation expenses
No repricing or buybacks of stock options
No employment agreements
No change-in-control arrangements
No pledging or hedging of Boeing stock
No stock option grants since 2013

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COMPENSATION DISCUSSION AND ANALYSIS

2015 CEO Targeted Compensation

Dennis Muilenburg became Chief Executive Officer on July 1, 2015. Set forth below is selected information about 2015 targeted compensation for both Mr. Muilenburg and Jim McNerney, his predecessor.

Name	Base Salary*	Target Annual Incentive (% of Base Salary)	Target Annual Incentive Compensation	Target Long- Term Incentive (% of Base Salary)	Target Long- Term Incentive Compensation	Total Annualized Target Direct Compensation
Dennis A. Muilenburg	$1,600,000	170%	$2,720,000	650%	$10,400,000	$14,720,000
W. James McNerney, Jr.	$1,930,000	170%	$3,281,000	650%	$12,545,000	$17,756,000

*	Reflects annualized base salary during period of service as CEO during 2015.

Messrs. Muilenburg and McNerney received annual incentive payouts of $1,962,400 and $2,857,900, respectively for 2015. In addition, Messrs. Muilenburg and McNerney received 2013-2015 performance award payouts of $2,606,149 and $8,480,420, respectively. The Compensation Committee also awarded 18,709 restricted stock units to Mr. Muilenburg, an amount representing the difference between the 2015 long-term incentive award he received based on his incentive target while serving as Chief Operating Officer and an award based on his current incentive target and pro-rated for his tenure as CEO. Mr. Muilenburg is not subject to an employment agreement. In addition, in connection with Mr. Muilenburg’s election as CEO, Mr. McNerney and the Company entered into a Transition and Retirement Agreement that reduced Mr. McNerney’s annual base salary and annual incentive target percentage to $1,500,000 and 150%, respectively, as of July 1, 2015. Mr. McNerney retired from the Company on March 1, 2016.

Program Objectives

Program Objective	Achievement of Objective
Pay-for-Performance	•	100% of annual and 75% of long-term incentive awards are performance-based.
	•	Our annual incentive program is based on a combination of individual achievement and Company performance against economic profit targets set by the Compensation Committee.
•

Our long-term incentive program awards are tied to stock price performance, Company performance against three-year economic profit targets set by the Compensation Committee, and TSR compared to a group of peer companies set by the Compensation Committee.

Attract and retain world-class talent	•	Compensation elements and award opportunities are designed to position us to compete effectively for engineering, business, financial and other executive talent.
	•	High-performers are rewarded with above-target pay when Company, business unit and/or individual goals are exceeded.
Shareholder Alignment	•	Approximately 85% of named executive officer target compensation is linked to share price or TSR and achievement of economic profit targets.
	•	Senior executives must own significant amounts of Boeing stock throughout the term of their employment.
	•	We do not accelerate vesting of equity awards in connection with a change-in-control.
•

Executives receive 25% of their long-term incentive target in PBRSUs, which pay out based upon Boeing’s TSR over a three-year period relative to a group of peer companies set by the Compensation Committee.

Risk oversight	•	Our annual incentive awards, performance awards, and PBRSUs are capped.
	•	All incentive compensation is subject to a strong clawback policy.
	•	Each of our named executive officers is subject to prohibitions against pledging, hedging and other speculative trading activity.
	•	The Compensation Committee and its independent consultant annually review our executive compensation plans and programs.
	•	Compensation risk considerations are discussed in additional detail on page 36.

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COMPENSATION DISCUSSION AND ANALYSIS

Program Design and Principal Elements

2015 Named Executive Officers and Annualized Target Compensation

We design our executive compensation program to attract and retain the talent needed to achieve our business and financial objectives, reward executives who achieve those objectives, and align executives’ interests with the long-term interests of our shareholders. The Compensation Committee reviews our executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience and performance, and business needs.

The table below sets forth our 2015 named executive officers, or NEOs, with their target compensation elements and target total compensation based on their annualized base salary as of December 31, 2015. In each case, “target” amounts are those amounts that would have been earned by the executive assuming that the Company and the executive achieved target performance set by the Compensation Committee. The 2015 Target Long-Term Incentive Compensation column reflects target values of all awards under our long-term incentive program, which consists of performance awards, PBRSUs and RSUs. We believe the target compensation levels described below provide for competitive pay based on the market value of the executive’s position and serve to attract and retain the executive talent needed to achieve our business and financial objectives.

(Dollars in thousands) Name	2015 Annualized Base Salary (a)	2015 Target Annual Incentive as a % of Base Salary (b)	2015 Target Annual Incentive Compensation (c)=(a)x(b)	2015 Target Long-Term Incentive as a % of Base Salary (d)	2015 Target Long-Term Incentive Compensation (e)=(a)x(d)	2015 Total Annualized Target Direct Compensation (f)=(a)+(c)+(e)
Dennis A. Muilenburg Chairman, President and Chief Executive Officer*	$1,600	170%	$2,720	650%	$10,400	$14,720
Gregory D. Smith Chief Financial Officer, Executive Vice President, Corporate Development and Strategy	850	105%	893	375%	3,188	4,930
W. James McNerney, Jr. Former Chairman and Chief Executive Officer*	1,500	150%	2,250	0%	0	3,750
Raymond L. Conner Vice Chairman, President and Chief Executive Officer, Commercial Airplanes	1,025	105%	1,076	425%	4,356	6,458
J. Michael Luttig Executive Vice President and General Counsel	875	105%	919	400%	3,500	5,294
Diana L. Sands Senior Vice President, Office of Internal Governance and Administration	475	75%	356	225%	1,069	1,900

*	Annualized base salary and incentive targets reflect roles as of December 31, 2015. Actual payouts will reflect a blend of base salaries and incentive targets based on time in each respective position.

Performance Metrics for Incentive Plans

Economic profit is a key measure of shareholder value creation and the primary metric we use to evaluate our executives’ performance. Calculated as net after-tax operating profit net of a capital charge, economic profit measures our ability to generate earnings after covering the capital expense associated with our net assets. We believe that economic profit’s dual focus on growth (i.e., increasing revenue and earnings) and productivity (i.e., operational efficiency, cost reduction, and efficient use of inventory and assets) drives accountability and performance throughout the Company and enables employees at every level to see the connection between individual and Company performance and results. In addition, economic profit has a strong historical correlation to long-term shareholder return.

For these reasons, the Compensation Committee believes that economic profit is the most appropriate metric for our annual incentive plan and the performance award portion of our long-term incentive program. Economic profit is also

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COMPENSATION DISCUSSION AND ANALYSIS

the principal performance metric used in Boeing’s broad-based, non-executive incentive programs, further ensuring that each employee pursues the same financial and operational goals. Moreover, because of the long-term nature of our business, economic profit creates different, yet complementary, incentives for all employees in our annual incentive programs and for executives in our long-term incentive program. The table below outlines some of the key drivers impacting economic profit on a one- and three-year basis.

Drivers of One-Year Economic Profit	Drivers of Three-Year Economic Profit
• Operating cost management • Disciplined asset, inventory and cash management • Near-term business execution • First-time manufacturing quality • Achievement of annual productivity targets	• New orders • Efficient use of long-term assets • Inventory management • Technology innovation • Sustained productivity • Long-term risk reduction • Efforts to reduce cost of capital

Our one- and three-year economic profit metrics are calculated as follows:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets excludes cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

The three-year economic profit target for purposes of the performance award portion of our long-term incentive program will differ from the sum of the three one-year economic profit targets covering the same period, and typically projects year-over-year growth in our business throughout the three-year performance period. To better reflect the core operating performance of the Company and its businesses, the Compensation Committee may, as appropriate, adjust one-year or three-year economic profit to account for certain items not forecasted at the outset of a performance period such as (1) significant external events outside management’s control, (2) management decisions intended to drive long-term value but with short-term financial impacts, such as major acquisitions or dispositions, and (3) significant changes to market conditions. Any references to economic profit in this proxy statement shall mean economic profit if and as adjusted to account for such items. See “2015 Annual Incentive Assessment” on page 29 and “2013-2015 Performance Award Assessment” on page 30. Adjustments to the annual awards considered in a given year may or may not be applied to the long-term performance awards.

The long-term incentive program also includes PBRSUs, which are paid in shares of stock after the end of a three-year performance period and are earned based on Boeing’s TSR over the performance period relative to a group of peer companies determined by the Compensation Committee.

Finally, we measure our adjusted operating cash flow in order to determine the deductibility of annual and long-term incentive awards for our NEOs (except for the CFO) under Section 162(m) of the Internal Revenue Code, or Section 162(m). Adjusted operating cash flow means the net cash provided by operating activities of the Company as reported in our consolidated statement of cash flows included in our Annual Report on Form 10-K, adjusted to eliminate the effect of net customer financing cash flows. Incentive deductibility is discussed in more detail on page 35.

Determination of Economic Profit Goals and Awards

One- and three-year economic profit targets are set by the Compensation Committee at the beginning of the relevant performance period following the Board’s annual review of the Company’s long-range business plan. These goals take into account expectations regarding the probability of achieving performance goals, consider applicable enterprise-wide and business unit risks, and incorporate a degree of “stretch” to push our executives to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. This process is summarized below.

Beginning of Performance Period		During Performance Period		End of Performance Period
•	Compensation Committee approves economic profit goals and award opportunities based on the Company’s long-range business plan	• •	Economic profit performance is monitored relative to goals No changes may be made to economic profit goals	• •	Management presents actual economic profit results relative to goals Compensation Committee evaluates results and approves final awards

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COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth our economic profit goals and actual performance as measured against those goals for the 2015 annual incentive plan and 2013-2015 performance awards under the long-term incentive program.

Compensation Element	Key Drivers of Actual Performance
2015 Annual Incentive Plan Goal: $4.026B Result: $3.961B Company Performance Score: 100%	•	Strong execution on key production programs across both business units, including increased deliveries and implementation of productivity improvements and cost-reduction measures;
	•	Slower than expected growth in global cargo markets impacting the 747 program;
	•	Higher estimated engineering and manufacturing costs on the KC-46A refueling tanker program; and
	•	Disciplined asset and cash management across the enterprise.
2013-2015 Performance Awards Goal: $8.379B Result: $9.815B Company Performance Score: 169%	• •

Strong execution on key Commercial Airplanes production programs, including increased deliveries and successful implementation of productivity improvements, partially offset by slower growth in cargo markets which impacted the 747 program;

Strong performance on Defense, Space & Security production programs, primarily resulting from cost savings driven by market-based affordability efforts;

	•	Higher-than-expected costs on the KC-46A refueling tanker program; and
	•	Disciplined asset and cash management across the enterprise.

Mix of Pay

On average, approximately 85% of target NEO compensation is variable – or “at risk” – based on Company and individual performance. When setting performance goals for the annual incentive and long-term performance awards, the Compensation Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Variable compensation consists of the target annual incentive and the target value of performance awards, PBRSUs and RSUs granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary plus variable compensation.

Both charts exclude Mr. McNerney, due to his transition in July 2015 from CEO to Chairman and the corresponding compensation changes. The percentages for Mr. McNerney while he served as CEO would be the same as those set forth above for Mr. Muilenburg.

Base Salary

Base salaries are designed to provide a fixed level of cash compensation for each executive. Salaries may be adjusted based on individual factors such as competencies, skills, experience, performance and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments are generally effective in March. When setting base salaries, the Compensation Committee and the Board also consider the impact of base salary on other compensation elements, such as the size of target incentive awards.

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COMPENSATION DISCUSSION AND ANALYSIS

The Board set Mr. Muilenburg’s base salary at $1,600,000 upon his election as Chief Executive Officer and reduced Mr. McNerney’s base salary from $1,930,000 to $1,500,000 in connection with his revised role. The base salaries of Messrs. Smith, Conner, Luttig and Ms. Sands increased by 6.25%, 5.13%, 2.94% and 5.56%, respectively, in 2015.

Annual Incentive Plan

The annual incentive plan is designed to reward executives based on the achievement of Company economic profit and individual performance goals for the performance year. Executives are assigned a target incentive award by the Compensation Committee based on their pay grade and role. Actual incentive awards are determined by Company, business unit and individual performance scores and paid 100% in cash. For executives in the two principal business units, Company results are weighted 75% and business unit results are weighted 25%. For other executives, Company results are weighted 75% and the average of the results of the two principal business units are weighted 25%. The mechanics of the annual incentive plan are as follows:

Target Annual Incentive Award (% of Base Salary)	X	0.0 to 2.0 Score Based on Company & Business Unit Performance	X	0.0 to 2.0 Score Based on Individual Performance	=	Actual Award (Capped at 200% of target)

Individual performance scores for elected officers other than the CEO are assigned by the CEO, subject to review and approval by the Compensation Committee. The CEO’s individual performance score is determined by the Compensation and GON Committees and reviewed with the independent directors of the Board. Individual performance scores typically fall between 0.8 and 1.2 and generally average to 1.0 for each executive grade. Individual performance scores reflect the Compensation Committee’s assessment of each executive’s business achievements, overall organization performance, and performance with respect to leadership attributes that Boeing believes are critical to business success.

2015 Annual Incentive Assessment

Economic profit for 2015 was $3.961 billion versus a target of $4.026 billion, resulting in a Company performance score of 1.0. The Commercial Airplanes performance score was 0.3, largely due to charges on the 747 program and the U.S. Air Force Tanker program partially offset by strong execution and core performance, yielding a combined score of 0.825 for Commercial Airplanes executives. The Defense, Space & Security performance score was 0.9, largely due to the U.S. Air Force Tanker program charge, partially offset by strong cost and delivery performance, yielding a combined score of 0.975 for Defense, Space & Security executives. All other executives received a combined score of 0.9. For additional information on key drivers of Company and business unit performance, see “Determination of Economic Profit Goals and Awards” on page 27.

In order to better reflect the Company’s core operating performance, the Compensation Committee, consistent with its authority and past practices, increased economic profit for the 2015 annual incentive plan to exclude or partially exclude the financial impact of (1) deterioration in the air cargo market, (2) changes in commodity price indices that impacted price escalation formulas at Commercial Airplanes and (3) higher pension and post-retirement expense due to pension impacts including remeasurement and curtailments. The Compensation Committee decreased economic profit to exclude the financial impact of lower-than-planned tax rates.

In 2015, NEO individual performance scores ranged from 1.04 to 1.15, averaging 1.08. The above-target performance scores were primarily the result of the Company’s and each individual’s significant financial, operational and business achievements, as well as the executives’ progress on key initiatives, leadership strength and overall contributions to the Company during 2015. Examples of these achievements include:

•

Mr. Muilenburg’s successful implementation of Boeing’s business strategies, as evidenced by the Company’s strong competitive position, record revenue and commercial production rates, key development program milestone achievements, strong order activity as well as progress on strategic initiatives to improve productivity, safety, quality and leadership development;

•

Mr. Smith’s achievements in strengthening Boeing’s financial position through increased operating cash flows and larger cash balances, disciplined cost reduction and continued mitigation of financial risk facing the Company, together with his assumption of additional responsibility for the Company’s Corporate Development and Strategy organizations;

•	Mr. McNerney’s effective leadership as Chief Executive Officer during the first half of the year, together with his key role assisting Mr. Muilenburg with the CEO transition;

•

Mr. Conner’s achievements as leader of the Commercial Airplanes business, which delivered a record number of commercial airplanes, while securing 768 new airplane orders and achieving several milestones on new development programs together with safety, productivity and quality improvements;

•

Mr. Luttig’s successful leadership with respect to several substantial and strategic legal matters, including resolution of key litigation claims, as well as driving an overall reduction of compliance risk; and

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COMPENSATION DISCUSSION AND ANALYSIS

•

Ms. Sands’ strong leadership of Boeing’s corporate audit, ethics, and global trade controls activities, as well as other regulatory and compliance matters, including the reduction of risk due to the implementation of several key initiatives.

Based on 2015 Company, business unit and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2015 was appropriate and achieved the objectives of the executive compensation program.

Long-Term Incentive Program

The long-term incentive program is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Payouts are determined by TSR and achievement of economic profit goals. Long-term incentive awards in 2015 were made in the following mix (based on the target value at grant):

•	Performance awards: 50%

•	Performance-based restricted stock units: 25%

•	Restricted stock units: 25%

Performance Awards. Performance awards reward executives to the extent that the Company meets or exceeds target economic profit thresholds for the relevant three-year performance period. Three-year economic profit targets are set by the Compensation Committee at the beginning of each three-year performance period based on the Company’s Board-reviewed long-range business plan. Individual target awards are based on a multiple of base salary and final awards may range from 0% to 200% of an individual’s target. Performance awards are designed to pay 100% of target at the end of the three-year performance cycle if planned economic profit is achieved. Payment, if earned, is made in cash, stock or a combination of both, at the Compensation Committee’s discretion. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Performance-Based Restricted Stock Units. PBRSUs reward continued and sustained performance. PBRSUs vest based on the achievement of relative TSR over rolling three-year periods as measured against the performance of our peer group for calculating PBRSUs. PBRSU payouts are capped at a fixed percentage of the targeted value, even if Boeing’s performance leads the peer group. As with RSUs, PBRSUs facilitate increased stock ownership by our executives, further aligning the interests of our leaders with our shareholders. In addition, PBRSUs drive business performance by tying award payout levels to TSR performance as compared with the companies against which we compete. The value of PBRSUs is capped as of the vesting date and may not exceed 400% of the target award amount on the grant date.

The following table details the payout schedule that results from each level of relative TSR performance:

Relative TSR Percentile Rank	Payout as a Percent of Target
91st percentile or higher	200%
81st—90th percentile	175%
71st—80th percentile	150%
61st—70th percentile	125%
51st—60th percentile	100%
41st—50th percentile	75%
31st—40th percentile	50%
21st—30th percentile	25%
0—20th percentile	0%

Restricted Stock Units. RSUs reward continued and sustained performance. RSUs provide an immediate sense of ownership because the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of RSUs is consistent with our objective of facilitating significant stock ownership and providing a mix of equity and cash-settled awards.

2013-2015 Performance Award Assessment

Boeing’s 2013-2015 cumulative economic profit was $9.815 billion versus a target of $8.379 billion. This resulted in an award payout factor for the three-year period of $169 per unit, which is 69% above the target amount of $100 per unit. The performance awards were paid to executives in cash. For information on key drivers of Company performance during this period, see “Determination of Economic Profit Goals and Awards” on page 27.

For the 2013-2015 performance period, the Compensation Committee increased economic profit to exclude or partially exclude the financial impact of historically low discount rates that caused higher pension expense, the A-12 litigation

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COMPENSATION DISCUSSION AND ANALYSIS

settlement, deterioration in the air cargo market, and changes in commodity price indices that impacted price escalation formulas at Commercial Airplanes. The Compensation Committee decreased economic profit to exclude or partially exclude the financial impact of lower-than-planned tax rates and favorable medical claims and subsidies under the Affordable Care Act that reduced post-retirement expense.

Supplemental Equity Awards

From time to time the Compensation Committee may grant equity awards to executives to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. These equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, these awards generally do not vest until two to four years after the grant date and are forfeited in full if the executive resigns, retires or is terminated for cause prior to vesting. The Compensation Committee approved a supplemental equity award for Mr. Muilenburg consisting of 18,709 RSUs that represented the difference between the 2015 long-term incentive award he received based on his incentive target while serving as Chief Operating Officer and an award based on his current incentive target and pro-rated for his tenure as CEO. A supplemental grant of RSUs was awarded to Ms. Sands in 2015 in recognition of her continued strong performance and as a means of retention.

No Accelerated Vesting in Connection with a Change-in-Control

We do not accelerate the vesting of any equity awards in connection with a change-in-control. In addition, the unearned portion of all annual incentive plan and long-term incentive program awards are forfeited upon termination or retirement.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives receive additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits

All executives are eligible to participate in our Voluntary Investment Plan, or VIP, a tax-qualified defined contribution plan with 401(k) and employee stock ownership plan features, in which contributing employees receive a Company match of up to 6% of base salary. Employees hired on or after January 1, 2009 will not receive a pension, and to account for the lack of a pension benefit receive additional Company contributions of 3%, 4% or 5% (depending on age) of eligible earnings to the VIP. In addition, all executives are eligible to participate in our Supplemental Benefit Plan, or SBP, a non-qualified defined contribution plan that allows eligible participants to save by deferring compensation and receiving the Company match and Company contributions described above in excess of Internal Revenue Code limits applicable to the VIP. Executives hired on or after January 1, 2009 also are eligible to receive additional Company contributions of 3%, 4% or 5% (depending on age) of annual incentive compensation to the SBP. The SBP also provides a supplemental retirement benefit (a Defined Contribution SERP Benefit) to certain executives who are hired or rehired on or after January 1, 2009.

Executives hired before January 1, 2009 earned benefits under the Pension Value Plan, or PVP, and Supplemental Executive Retirement Plan, or SERP, two defined-benefit retirement plans that did not require employee contributions. The PVP was generally available to all salaried U.S. employees hired before 2009 who were not covered by certain collective bargaining agreements. The amount of the pension benefit under the PVP is based on the employee’s pay and service prior to 2016 and is determined by the same formula for executives and non-executives. The SERP provides non-qualified pension benefits to the extent the employee’s benefit under the PVP is limited by the Internal Revenue Code plus, in certain cases, a supplemental target benefit that may enhance the benefits received under the PVP. Effective January 1, 2016, in connection with the cessation of future benefit accruals under the PVP and SERP, eligible participants hired prior to 2009 receive additional Company contributions to the VIP and/or SBP, as applicable, totaling 9%, 8% and 7% of eligible earnings for 2016, 2017 and 2018, respectively. In addition, executives hired before January 1, 2009 also are eligible to receive additional Company contributions of 9%, 8% or 7% of annual incentive compensation to the SBP for 2016, 2017 and 2018, respectively. Thereafter, these participants will generally receive the same Company contributions to the VIP and SBP as those hired on or after January 1, 2009. The Defined Contribution SERP benefit was also extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of service as of January 1, 2016.

We also provide a supplemental retirement benefit to Mr. McNerney per the terms of his employment agreement and a supplemental pension benefit to Mr. Luttig per the terms of his initial employment. Mr. McNerney’s benefit ceased

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COMPENSATION DISCUSSION AND ANALYSIS

accruals as of December 31, 2015. Mr. Luttig’s supplemental benefit is already fully accrued and there will be no further accruals. Mr. Smith earned benefits in a Canadian subsidiary pension plan for part of his Company service. Part of that service was in the Toronto Salaried Plan and the Toronto SERIP.

The Deferred Compensation Plan for Employees allows executives to voluntarily defer, on a non-qualified basis, receipt of a portion of salary, earned annual incentive awards and earned performance awards.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2015, these perquisites consisted of:

•

Security—Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to certain senior executives.

•	Productivity—Relocation assistance services (when applicable), tax preparation and planning services, and home office costs.

•	Health—Annual physical exam.

•

Other—Supplemental life insurance, charitable gift matching program, legal services and travel planning assistance. We also have agreed to provide office space and administrative support to Mr. McNerney for two years beginning upon his retirement in March 2016.

No tax gross-ups are provided except in connection with certain relocation expenses, of which none were paid to the NEOs in 2015. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Severance Benefits

We have maintained an Executive Layoff Benefit Plan since 1997 to provide a reasonable separation package for executives who are involuntarily laid off and do not become employed elsewhere within the Company or refuse any offer of employment with the Company as an executive. The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score and business unit score for the year in which the layoff occurs, less any amounts paid pursuant to an individual employment, separation, or severance agreement (if applicable). The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•

Individual executive pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience and performance, and business needs.

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews and approves all elements of the executive compensation program. The Compensation Committee works with an independent executive compensation consultant, CAP, for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. CAP also advises the GON Committee in connection with nonemployee director compensation matters. CAP provided no services to Boeing outside of its duties as the independent consultant to these two Board

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committees. The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Corporate Governance—Compensation Consultants” on page 19.

Boeing management has the responsibility for effectively implementing the executive compensation program. Meridian Compensation Partners served as management’s compensation consultant during 2015.

Additional responsibilities of the Board of Directors, Compensation Committee, management and the compensation consultants include:

Board of Directors and Compensation Committee

•

The Compensation Committee reviews and approves the CEO’s business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives in coordination with the GON Committee and recommends the CEO’s compensation level to independent members of the Board based on this evaluation. The Compensation Committee reviews and approves the CEO’s annual and long-term incentive targets and payouts.

•

Based on a review of peer data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Compensation Committee sets, in the case of the CEO, and reviews and approves, in the case of other NEOs, all pay arrangements other than base salaries, which are approved by the Board as required by our By-Laws.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•

A supermajority (two-thirds) of the Board must approve any incentive awards for our NEOs that are granted under an incentive or other compensation plan not previously approved by a supermajority of the Board.

Management

•	The CEO and the Senior Vice President, Human Resources make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Compensation Committee.

•	The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources.

•

The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of economic profit targets and related payouts for our annual and long-term incentive programs, if any.

Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultant

•    Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.

•    Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

•    Advises the Compensation Committee Chairman and the Compensation Committee with respect to management’s proposals.

•    Meets with the Compensation Committee in executive session following regular meetings of the Committee.

•    Presents peer group pay practices and other relevant benchmarks (except for the CEO and nonemployee directors) to the Compensation Committee and management.

•    Prepares comprehensive pay tally sheets for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension).

•    Provides periodic updates to the Compensation Committee regarding tax, accounting and regulatory issues that may impact executive compensation design, administration and/or disclosure.

Benchmarking Against Our Peer Group

Peer group benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay elements (such as executive benefits and perquisites). We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business and roughly comparable annual sales and market capitalizations. Each year the

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. In 2015, Boeing’s peer group consisted of the 22 companies listed below. Beginning in 2016, Johnson Controls will not be included in the peer group due to its announced plan to split into two companies.

3M	Exxon Mobil	Intel	Raytheon
AT&T	Ford	Johnson & Johnson	United Parcel Service
Caterpillar	General Dynamics	Johnson Controls	United Technologies
Chevron	General Electric	Lockheed Martin	Verizon Communications
Cisco Systems	Honeywell	Northrop Grumman
DuPont	IBM	Procter & Gamble

The median revenue of our peer group for the year ended December 31, 2015 was approximately $55.7 billion as compared to our revenues of $96.1 billion. As of December 31, 2015, the median market capitalization of our peer group was $89.2 billion as compared to our market capitalization of $97.0 billion. The Compensation Committee reviews our peer group and executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience and performance and the organizational structure of the businesses (internal alignment and pay relationships).

PBRSUs issued under our long-term incentive program in 2015 will pay out based on Boeing’s TSR during the three-year performance period, as measured against the companies in the above-described peer group plus Airbus. Airbus is included as a comparator for TSR purposes due to the availability of Airbus’ equivalent financial information compared to U.S.-listed companies, but is not included in our compensation peer group due to the lack of publicly available compensation and benefit program information. For additional information on PBRSUs, see page 30.

Additional Considerations

Executive Stock Ownership

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Vice Chairmen and Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

Senior executives must fulfill their requirements within five years after joining the executive grade to which such requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. Shares owned directly by the executive as well as stock units, RSUs, deferred stock units and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options and PBRSUs do not count toward the ownership guidelines. As of December 31, 2015, each NEO exceeded the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each elected officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Granting Practices

The Compensation Committee typically grants long-term incentive awards each February at a regular meeting of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants.

New executives hired or internally promoted after the February grant date but on or before December 31 will receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-

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COMPENSATION DISCUSSION AND ANALYSIS

month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align our program with peer practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant supplemental equity awards to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The effective date of these grants is generally based on the timing of the recognition and is set by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest. This includes our PBRSUs and RSUs for U.S.-based executives. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives and, accordingly, will not be determinable until the end of the three-year performance period.

Securities Trading Policy

We have a policy that prohibits executive officers and directors from trading in Boeing securities while aware of material non-public information, or engaging in hedging transactions or short sales and trading in “puts” and “calls” involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/company/general-info/corporate-governance.page. In addition, executive officers and directors are prohibited from pledging Boeing securities.

Clawback Policy

We will require reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles. In addition, in 2015, the Board expanded the scope of the Company’s clawback policy. Even absent a financial restatement, the Compensation Committee may now require reimbursement of incentive compensation from any executive officer who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. The revised policy also gives the Compensation Committee the flexibility to direct the Company to publicly disclose any recoupment made pursuant to the policy. These revisions were made following an extensive review of the Company’s policy, including discussions with several of our principal shareholders and peer benchmarking.

Tax Gross-Ups

We do not provide tax gross-ups other than for certain relocation expenses, of which none were paid to the NEOs in 2015.

Limitations on Deductibility of Compensation

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance awards and PBRSUs are generally designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, PBRSUs and RSUs may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executives. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m). However, that plan is not the exclusive means by which annual or long-term incentive

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COMPENSATION DISCUSSION AND ANALYSIS

payments may be made to NEOs. The Board at its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan, however, they may not be tax deductible. For 2015, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, payments made under this plan are considered performance-based compensation under Section 162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 23. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins, Jr., Chair David L. Calhoun Kenneth M. Duberstein Ronald A. Williams Mike S. Zafirovski

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2015 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive awards, performance awards and PBRSUs;

•	Compensation Committee annual and ongoing review of our compensation plans and programs advised by the Committee’s independent compensation consultant;

•

Revised clawback/recoupment policy adopted in 2015 that authorizes the Compensation Committee to recover past compensation from executive officers in the event of certain kinds of misconduct, even if there has been no restatement of financial results;

•

With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, creating a greater focus on sustained Company performance over time;

•	No employment agreements with executive officers;

•	The use of one-year and three-year economic profit as our principal performance metrics, which incents employees to increase earnings and manage net assets efficiently;

•

Use of three distinct long-term incentive vehicles—performance awards, PBRSUs and RSUs—that vest in three year periods – and in the case of PBRSUs based on TSR – thereby providing strong incentives for sustained operational and financial performance;

•

A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained and enduring high levels of performance year over year to achieve a payout;

•	Significant share ownership requirements for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•	Compensation Committee discretion to adjust economic profit to reflect the core operating performance of the Company and its businesses, but not to authorize payouts above stated maximum awards;

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COMPENSATION DISCUSSION AND ANALYSIS

•

Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the executive is deemed to have sufficiently poor performance or is found to have engaged in activities or misconduct that pose a financial, operational or other undue risk to the Company; and

•	Restrictions on trading by senior executives to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Boeing stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2015 named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis A. Muilenburg	2015	$1,354,269	$5,105,064	—	$4,568,549	$1,849,002	$349,449	$13,226,333
Chairman, President and Chief Executive Officer	2014 2013	1,135,389 941,004	2,474,990 1,156,567	— 1,156,559	4,117,900 3,494,900	3,917,410 717,653	152,712 254,929	11,798,401 7,721,612
Gregory D. Smith	2015	841,154	1,500,009	—	2,248,649	122,333	107,670	4,819,815
Chief Financial Officer, Executive Vice President, Corporate Development and Strategy	2014 2013	809,231 685,700	6,495,646 616,608	— 616,597	2,663,600 1,553,042	498,085 28,930	112,989 95,135	10,579,551 3,596,012
W. James McNerney, Jr.	2015	1,719,962	6,272,444	—	11,338,320	0	586,220	19,916,946
Former Chairman and Chief Executive Officer	2014 2013	2,004,231 1,930,000	6,272,517 3,763,534	— 3,763,503	14,475,000 12,920,972	5,350,097 0	760,075 885,553	28,861,920 23,263,562
Raymond L. Conner	2015	1,016,154	2,071,912	—	2,843,850	2,993,344	160,326	9,085,586
Vice Chairman, President and Chief Executive Officer, Commercial Airplanes	2014 2013	1,002,500 828,846	8,497,786 843,743	— 843,743	2,072,500 2,052,960	4,576,995 985,652	271,533 107,224	16,421,314 5,662,168
J. Michael Luttig	2015	870,577	1,700,094	—	2,787,846	918,922	212,991	6,490,430
Executive Vice President and General Counsel	2014 2013	877,480 822,373	1,548,377 850,048	— 850,083	3,359,100 3,486,856	1,463,810 32,679	199,677 125,226	7,448,444 6,167,265
Diana L. Sands Senior Vice President, Office of Internal Governance and Administration	2015	470,577	3,599,069	—	751,748	242,239	74,286	5,137,919

(1)	Amounts reflect base salary paid in the year, before any deferrals at the executive’s election and including salary increases effective during the year, if any.

(2)	Amounts reflect the aggregate grant date fair value of PBRSUs and RSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. The grant date fair value of each PBRSU and RSU award in 2015 is set forth in the 2015 Grants of Plan-Based Awards table on page 40. A description of PBRSUs and RSUs appears on page 41.

(3)	Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. Assumptions used in the calculation of these values are included in Note 15 to our audited financial statements included in our 2015 Annual Report on Form 10-K. We have not granted stock options since 2013.

(4)	Amounts reflect (a) annual incentive compensation, which is based on Company, business unit, and individual performance pursuant to the annual incentive plan, and (b) any payout of performance awards for the three-year performance period that ended in the relevant year pursuant to the long-term incentive program, in each case including amounts deferred under our deferred compensation plan. Details are set forth below.

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
Dennis A. Muilenburg	2015	$1,962,400	$2,606,149	$4,568,549
	2014	1,557,900	2,560,000	4,117,900
	2013	1,672,100	1,822,800	3,494,900
Gregory D. Smith	2015	859,300	1,389,349	2,248,649
	2014	1,038,600	1,625,000	2,663,600
	2013	1,135,100	417,942	1,553,042
W. James McNerney, Jr.	2015	2,857,900	8,480,420	11,338,320
	2014	4,439,000	10,036,000	14,475,000
	2013	4,439,000	8,481,972	12,920,972
Raymond L. Conner	2015	942,600	1,901,250	2,843,850
	2014	1,296,500	776,000	2,072,500
	2013	1,428,000	624,960	2,052,960
J. Michael Luttig	2015	872,400	1,915,446	2,787,846
	2014	1,177,100	2,182,000	3,359,100
	2013	1,497,400	1,989,456	3,486,856
Diana L. Sands	2015	330,600	421,148	751,748

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Annual incentive compensation and performance awards are discussed in further detail under “Compensation Discussion and Analysis” beginning on page 23. The estimated target and maximum amounts for annual incentive awards for 2015 and for performance awards granted in 2015 are reflected in the 2015 Grants of Plan-Based Awards table on page 40.

(5)	Amounts reflect the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all pension plans (including supplemental retirement benefits under individual agreements with Messrs. McNerney and Luttig) during the year. If the change in actuarial present value was negative, the change in value is shown as zero in the table above. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. During 2015, increases in applicable discount rates reduced the present values. These were offset by increases in average eligible compensation, increases in present value due to participant aging, and an additional year of credited service under existing plans which increased the present values. The value for Mr. McNerney’s benefit was reduced in part due to the payment of a portion of the benefit in 2015 for required taxes due on his supplemental benefit. Additional information regarding our pension plans is set forth under “2015 Pension Benefits” table beginning on page 44.

(6)	The table below sets forth the elements of “All Other Compensation” provided in 2015 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)(b)	Company Contributions to Retirement Plans ($)(c)	Total All Other Compensation ($)
Dennis A. Muilenburg	$260,500	$7,912	$81,037	$349,449
Gregory D. Smith	52,171	5,030	50,469	107,670
W. James McNerney, Jr.	475,222	7,802	103,196	586,220
Raymond L. Conner	93,281	6,076	60,969	160,326
J. Michael Luttig	155,552	5,204	52,235	212,991
Diana L. Sands	43,237	2,814	28,235	74,286

(a)	Perquisites and personal benefits provided to one or more of our NEOs in 2015 consisted of use of Company aircraft for personal travel or to attend outside board meetings, personal use of ground transportation services, tax preparation and planning services, charitable donations, home security expenses, annual physicals, legal services, home office costs, and travel planning assistance. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits. The incremental cost to us for use of Company aircraft equals the variable operating cost, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees and parking costs. Year over year costs per statute mile decreased by 2% in 2015 primarily due to fuel costs. Since our aircraft are used predominately for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips. The cost of any category of the listed perquisites and personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and personal benefits for any NEO, except as follows: (i) $187,270 for use of Company aircraft for personal travel and $28,500 in charitable gift matching donations for Mr. Muilenburg; (ii) $39,824 for use of Company aircraft for personal travel for Mr. Smith; (iii) $302,583 for use of Company aircraft for personal travel for Mr. McNerney; (iv) $76,140 for use of Company aircraft associated with attendance at outside board meetings for Mr. Conner; (v) $41,484 for use of Company aircraft for personal travel and $97,817 for use of Company aircraft associated with attendance at outside board meetings for Mr. Luttig; and (vi) $31,000 in charitable gift matching donations for Ms. Sands.

(b)	Represents premiums paid by us for term life insurance for the benefit of the insured executive.

(c)	Represents matching contributions under our retirement plans.

2015 Actual Compensation Realized – CEO and Former CEO

The supplemental table below sets forth actual compensation realized by Messrs. Muilenburg and McNerney during 2015. Mr. McNerney served as CEO for the first half of 2015, but continued as Chairman of the Board beginning on July 1, 2015. Mr. Muilenburg served as Vice Chairman, President and Chief Operating Officer for the first half of 2015, and assumed the role of CEO on July 1, 2015. This table is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table. The principal differences between the tables are that the table below does not include “Change in Pension Value” or “All Other Compensation” and reports the actual value realized on equity compensation, including exercises of stock options granted in prior years, during the year in lieu of the grant date fair market value of awards that were granted in that year. For additional information regarding 2015 targeted compensation for Messrs. Muilenburg and McNerney during their respective periods of service as CEO, see page 25.

Name	Salary(1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises	Stock Award Vesting(4)

Dennis A. Muilenburg	$1,354,269	$1,962,400	$2,606,149	$2,140,656	$2,055,223	$10,118,697
W. James McNerney, Jr.	$1,719,962	$2,857,900	$8,480,420	$17,693,816	$8,057,058	$38,809,156

(1)	The Board set Mr. Muilenburg’s annual base salary at $1,600,000 upon his election as Chief Executive Officer. On March 1, 2016, the Board set his base salary at $1,650,000. Mr. McNerney’s annual base salary was reduced from $1,930,000 to $1,500,000 as of July 1, 2015.

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COMPENSATION OF EXECUTIVE OFFICERS

(2)	Company one-year economic profit in 2015, as adjusted by the Compensation Committee to reflect core operating performance, was $3.961B versus a target of $4.026B, resulting in a Company performance score of 1.0. The payout factor, which is based on the Company performance score combined with the business unit performance scores, was 0.9.

(3)	Company three-year economic profit for the 2013-2015 performance period, as adjusted by the Compensation Committee to reflect core operating performance, was $9.815B versus a target of $8.379B, resulting in a payout factor of $169 per unit.

(4)	Represents the value of RSUs granted in 2012 that vested in 2015. Values are based on the average of the high and low prices on the vesting date.

2015 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2015 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2015 grants of annual incentive awards, performance awards, PBRSUs and RSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards($)
					Target ($)	Maximum ($)	Target (#)	Maximum (#)
Dennis A. Muilenburg	Annual Incentive			—	$1,982,236	$3,964,472	—	—	—	—
	Performance Award			24,750	2,475,000	4,950,000	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	8,002	$1,237,429
	RSUs	7/01/2015	6/22/2015	—	—	—	—	—	18,709	2,630,111
	PBRSUs	2/23/2015	2/22/2015	—	—	—	7,534	15,068	—	1,237,524
Gregory D. Smith	Annual Incentive			—	884,014	1,768,028	—	—	—	—
	Performance Award			15,000	1,500,000	3,000,000	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	4,850	750,004
	PBRSUs	2/23/2015	2/22/2015	—	—	—	4,566	9,132	—	750,005
W. James McNerney, Jr.	Annual Incentive			—	2,761,263	5,522,526	—	—	—	—
	Performance Award			62,725	6,272,500	12,545,000	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	20,281	3,136,254
	PBRSUs	2/23/2015	2/22/2015	—	—	—	19,093	38,186	—	3,136,190
Raymond L. Conner	Annual Incentive			—	1,067,764	2,135,528	—	—	—	—
	Performance Award			20,719	2,071,900	4,143,800	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	6,699	1,035,933
	PBRSUs	2/23/2015	2/22/2015	—	—	—	6,307	12,614	—	1,035,979
J. Michael Luttig	Annual Incentive			—	914,507	1,829,014	—	—	—	—
	Performance Award			17,000	1,700,000	3,400,000	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	5,497	850,056
	PBRSUs	2/23/2015	2/22/2015	—	—	—	5,175	10,350	—	850,038
Diana L. Sands	Annual Incentive			—	353,219	706,438	—	—	—	—
	Performance Award			5,063	506,300	1,012,600	—	—	—	—
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	1,637	253,146
	RSUs	2/23/2015	2/22/2015	—	—	—	—	—	20,000	3,092,800
	PBRSUs	2/23/2015	2/22/2015	—	—	—	1,541	3,082	—	253,123

(1)	PBRSU and RSU awards that were approved by the Compensation Committee on Sunday, February 22, 2015 had a grant date of Monday, February 23, 2015, the first trading day following the date of the approval. The Board approved a RSU grant on June 22, 2015 for Mr. Muilenburg with a grant date of July 1, 2015, effective upon assumption of the CEO role.

(2)	Payouts of annual incentive awards and performance awards may range from $0 to the maximum as set forth above. Therefore, in accordance with SEC rules, we have omitted the “Threshold” column.

(3)	Payouts of PBRSU awards may range from zero shares to the maximum as set forth above. Therefore, in accordance with SEC rules, we have omitted the “Threshold” column.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company, business unit, and individual performance results, might have been paid to each NEO for 2015 performance. The actual amount paid for 2015 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 38. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the year at the same time payment is made to other participants. Upon any other type of termination, all rights to the annual incentive awards will terminate completely. Annual incentive awards are described in further detail on page 29.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, might be paid to each NEO pursuant to performance awards granted in 2015. The performance

40    The Boeing Company    2016 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

awards shown are units that pay out based on the achievement of economic profit goals for the three-year period ending December 31, 2017. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be from $0 to $100 at target and $200 at maximum per unit, depending on our performance against plan for the three-year period. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of full and partial calendar months employed during the period at the same time payment is made to other participants. Upon any other type of termination, all rights to the performance awards will terminate completely. Performance awards are described in further detail on page 30.

Performance-Based Restricted Stock Units

The amounts shown for PBRSUs represent the number of PBRSUs awarded to each NEO in 2015 and the grant date fair value of the PBRSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date along with the PBRSU valuation factor (an economic discount factor that takes into account the present value of future payments as well as the risks associated with achieving the performance goals established in the program). PBRSUs vest based on Boeing’s TSR over rolling three-year periods as measured against a group of peer companies set by the Compensation Committee. The final number of PBRSUs received by an executive could be higher or lower than the number of PBRSUs awarded at the time of grant. The number of shares issuable at vesting may range from 0% to 200% of the targeted amount depending on relative TSR performance, subject to an additional cap of 400% of the targeted monetary value. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated amount of stock units based on the number of full and partial calendar months employed during the period, at the same time payment is made to other participants. Upon any other type of termination, PBRSUs will not vest and all rights to the stock units will terminate completely. PBRSUs are described in further detail on page 30.

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2015 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff or retirement, the executive (or beneficiary) will vest immediately in a pro-rated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs will not vest and all rights to the stock units will terminate completely. RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards) vest in full upon death, disability or layoff, but are forfeited in their entirety if the executive retires or otherwise terminates prior to the end of the vesting period. As described on page 31, Mr. Muilenburg and Ms. Sands received supplemental RSU grants of 18,709 RSUs and 20,000 RSUs, respectively during 2015. RSUs are described in further detail on page 30.

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COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2015. Market values for outstanding stock awards, which include 2015 grants and prior-year grants, are based on the closing price of Boeing stock on December 31, 2015 of $144.59. Performance awards, which are not stock-based, are not presented in this table. We have not granted stock options since 2013.

	Option Awards						Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dennis A. Muilenburg							128,861	(4)	$18,632,012	17,165	$2,481,887
	2013	48,888	24,081	(3)	75.97	2/25/2023	—		—	—	—
	2012	56,838	—		75.40	2/27/2022	—		—	—	—
	2011	40,924	—		71.44	2/22/2021	—		—	—	—
	2008	10,100	—		83.93	2/25/2018	—		—	—	—
	2007	8,700	—		89.65	2/26/2017	—		—	—	—
Gregory D. Smith							60,574	(5)	8,758,395	9,685	1,400,354
	2013	26,063	12,839	(3)	75.97	2/25/2023	—		—	—	—
	2012	36,079	—		75.40	2/27/2022	—		—	—	—
	2011	9,385	—		71.44	2/22/2021	—		—	—	—
	2010	10,372	—		63.83	2/22/2020	—		—	—	—
	2008	20,000	—		81.98	5/30/2018	—		—	—	—
W. James McNerney, Jr.							98,569	(6)	14,252,092	43,502	6,289,954
	2013	159,087	78,358	(3)	75.97	2/25/2023	—		—	—	—
	2012	222,824	—		75.40	2/27/2022	—		—	—	—
	2011	190,432	—		71.44	2/22/2021	—		—	—	—
	2010	210,210	—		63.83	2/22/2020
	2008	252,000	—		83.93	2/25/2018	—		—	—	—
	2007	215,000	—		89.65	2/26/2017
Raymond L. Conner							137,385	(7)	19,864,497	14,166	2,048,262
	2013	35,665	17,568	(3)	75.97	2/25/2023	—		—	—	—
	2012	17,229	—		75.40	2/27/2022	—		—	—	—
	2011	14,031	—		71.44	2/22/2021	—		—	—	—
J. Michael Luttig							67,278	(8)	9,727,726	11,209	1,620,709
	2013	35,933	17,700	(3)	75.97	2/25/2023	—		—	—	—
	2012	48,447	—		75.40	2/27/2022	—		—	—	—
	2011	44,666	—		71.44	2/22/2021	—		—	—	—
	2010	46,773	—		63.83	2/22/2020	—		—	—	—
	2009	27,517	—		35.57	2/23/2019
	2008	18,150	—		84.96	4/28/2018	—		—	—	—
	2008	26,000	—		83.93	2/25/2018	—		—	—	—
Diana L. Sands							28,350	(9)	4,099,127	3,104	448,807
	2013	7,898	3,892	(3)	75.97	2/25/2023	—		—	—	—
	2012	9,436	—		75.40	2/27/2022	—		—	—	—
	2011	8,519	—		71.44	2/22/2021	—		—	—	—
	2010	5,632	—		63.83	2/22/2020	—		—	—	—

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs, and Matching Deferred Stock Units, or MDSUs, held by each of the NEOs as of December 31, 2015.

	Number of Shares or Units of Stock That Have Not Vested (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Career Shares (a)	RSUs	MDSUs (b)	Total	Career Shares (a)	RSUs	MDSUs (b)	Total
Dennis A. Muilenburg	4,620	117,390	6,851	128,861	$668,006	$16,973,420	$990,586	$18,632,012
Gregory D. Smith	—	60,574	—	60,574	—	8,758,395	—	8,758,395
W. James McNerney, Jr.	—	98,569	—	98,569		14,252,092	—	14,252,092
Raymond L. Conner	9,099	121,666	6,620	137,385	1,315,624	17,591,687	957,186	19,864,497
J. Michael Luttig	—	67,278	—	67,278	—	9,727,726	—	9,727,726
Diana L. Sands	2,061	26,289	—	28,350	298,000	3,801,127	—	4,099,127

(a)	Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents that accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability or layoff and are paid out in stock upon vesting.

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COMPENSATION OF EXECUTIVE OFFICERS

(b)	Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability or layoff. MDSUs earn dividend equivalents that accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under “2015 Nonqualified Deferred Compensation” beginning on page 46.

(2)	Assumes target-level payout of PBRSUs. PBRSUs are described on page 41.

(3)	Reflects options that vested on February 25, 2016.

(4)	Reflects (a) 4,620 Career Shares and 6,851 MDSUs that vest as described in footnote (1) above, (b) 16,178 RSUs that vested on February 25, 2016; (c) 64,134 RSUs that vest on December 17, 2016; (d) 9,961 RSUs that vest on February 24, 2017; (e) 8,160 RSUs that vest on February 23, 2018; and (f) 18,957 RSUs that vest on July 1, 2018.

(5)	Reflects (a) 8,625 RSUs that vested on February 25, 2016; (b) 26,142 RSUs that vest on February 24, 2017; (c) 4,946 RSUs that vest on February 23, 2018; and (d) 20,861 RSUs that vest on February 24, 2018.

(6)	Reflects (a) 52,643 RSUs that vested on February 25, 2016; (b) 25,244 RSUs that vest on February 24, 2017; and (c) 20,682 RSUs that vest on February 23, 2018. Mr. McNerney forfeited 8,415 RSUs that would have vested on February 24, 2017 and 13,788 RSUs that would have vested on February 23, 2018 due to his retirement on March 1, 2016.

(7)	Reflects (a) 9,099 Career Shares and 6,620 MDSUs that vest as described in footnote (1) above, (b) 11,802 RSUs that vested on February 25, 2016; (c) 42,756 RSUs that vest on December 17, 2016; (d) 8,125 RSUs that vest on February 24, 2017; (e) 52,151 RSUs that vest on December 1, 2017; and (f) 6,832 RSUs that vest on February 23, 2018.

(8)	Reflects (a) 11,890 RSUs that vested on February 25, 2016; (b) 43,550 RSUs that vested on February 27, 2016; (c) 6,232 RSUs that vest on February 24, 2017; and (d) 5,606 RSUs that vest on February 23, 2018.

(9)	Reflects (a) 2,061 Career Shares that vest as described in footnote (1) above, (b) 2,614 RSUs that vested on February 25, 2016; (c) 1,609 RSUs that vest on February 24, 2017; (d) 15,297 RSUs that vest on February 23, 2018; (e) 1,670 RSUs that vest on February 24, 2018; and (f) 5,099 RSUs that vest on February 23, 2019.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2015.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting ($)(2)
Dennis A. Muilenburg	27,998	$2,140,656	13,594	$2,055,223
Gregory D. Smith	—	—	8,628	1,304,509
W. James McNerney, Jr.	261,000	17,693,816	53,292	8,057,058
Raymond L. Conner	10,100	643,763	14,797	2,237,132
J. Michael Luttig	85,050	5,241,925	11,587	1,751,772
Diana L. Sands	7,443	550,247	2,257	341,219

(1)	Consists of time-based vesting of RSUs. Includes shares withheld for payment of applicable taxes associated with the vesting.

(2)	Calculated based on the average of the high and low prices on the date of vesting.

The Boeing Company    2016 Proxy Statement    43

COMPENSATION OF EXECUTIVE OFFICERS

2015 Pension Benefits

The following table provides information as of December 31, 2015 for each of our NEOs regarding the actuarial present value of the executive’s total accumulated benefit under our applicable defined benefit plans, the Pension Value Plan, or PVP, the Supplemental Executive Retirement Plan, or SERP, and the Boeing Toronto Supplemental Executive Retirement Income Plan, or Toronto SERIP. The table also includes the actuarial present value of the contractual retirement benefits of Messrs. McNerney and Luttig. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in our 2015 audited financial statements.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Dennis A. Muilenburg	Pension Value Plan	30.00	$841,651	$0
	SERP	30.00	9,884,819	0
Gregory D. Smith	Pension Value Plan	13.01	374,412	0
	SERP	13.01	811,990	0
	Toronto SERIP	9.52	191,108	0
W. James McNerney, Jr.	Pension Value Plan	10.51	438,865	0
	SERP	10.51	12,692,188	546,356
	Employment Agreement	10.00	32,412,458	1,479,560
Raymond L. Conner	Pension Value Plan	37.57	1,290,900	0
	SERP	37.57	12,223,245	0
J. Michael Luttig	Pension Value Plan	9.64	423,960	0
	SERP	9.64	4,028,142	0
	Supplemental Pension Agreement	9.64	2,672,923	0
Diana L. Sands	Pension Value Plan	13.94	486,315	0
	SERP	13.94	1,046,521	0

(1)	The years of Company service for each NEO are as follows: Mr. Muilenburg, 29 years; Mr. Smith, 25 years; Mr. McNerney, ten years; Mr. Conner, 37 years; Mr. Luttig, nine years; and Ms. Sands, 14 years. In certain instances the NEO’s credited service is slightly higher than years of Company service due to service counting methods and the transition of benefits from our Employee Retirement Plan to the PVP, which provided up to one year of additional credited service. It is not Boeing’s policy to grant extra years of credited service to plan participants and doing so would require the approval of the Compensation Committee.

(2)	Present values were calculated assuming no pre-retirement mortality or termination. The values for the PVP, the SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2015 of the benefits earned as of that date and payable at age 65 (or current age if older) for the PVP, age 62 (or current age if older) for the SERP, and age 55 for the Toronto SERIP. The discount assumption is 4.22% for the PVP, 4.24% for the SERP, Mr. McNerney’s employment agreement benefit and Mr. Luttig’s supplemental pension agreement benefit, and 3.90% for the Toronto SERIP. The post-retirement mortality assumption is RP2000 sex-specific generational mortality setback 18 months and projected using scale AA for the PVP and SERP, and UP 1994 fully generational for the Toronto SERIP. The value for Mr. McNerney’s employment agreement retirement benefit is a 15-year certain annuity equal in value to a life annuity commencing at age 62, and the value for Mr. Luttig’s supplemental pension agreement retirement benefit is a lump sum payable at age 65. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity is 1.25%.

In order to determine changes in pension values for the Summary Compensation Table on page 38, the values of these benefits were also calculated as of December 31, 2014. For December 31, 2014, the discount assumption used for the PVP was 3.94%, the Toronto SERIP was 3.8%. For the SERP, Mr. McNerney’s employment agreement retirement benefit, and Mr. Luttig’s supplemental pension agreement retirement benefit discount assumption was 3.88%, which was the assumption used for financial reporting purposes for 2014. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity as of December 31, 2014 was 1.00%. Other assumptions used to determine the value as of December 31, 2014 were the same as those used for December 31, 2015. The assumptions reflected in this footnote are the same as the ones used for the PVP, the SERP, and the Toronto SERIP for financial reporting purposes.

(3)	Amounts consist of required taxes.

The NEOs participate in the PVP, a pre-funded, qualified defined benefit plan that is generally available to salaried U.S. employees hired before 2009 who are not covered by certain collective bargaining agreements, and the SERP, which is an unfunded, nonqualified defined benefit plan. As of December 31, 2015, accruals of future benefits ceased for non-union employees in the PVP and SERP.

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COMPENSATION OF EXECUTIVE OFFICERS

The amount of the PVP pension benefit is based on the participant’s pay and service prior to 2016. PVP participants earned annual benefit credits equal to a percentage of the participant’s annual base salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each of the NEOs, except Mr. Smith, is age 50 or older. In 2015, Mr. Smith received a credit of 9%. Each participant also earns interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% (5.00% beginning on January 1, 2016) or higher than 10%. Normal retirement age under the PVP is 65, and pension benefits vested after three years of service. Mr. McNerney is the only NEO who has reached the normal retirement age. The PVP benefit used to determine the present value of accumulated benefits is a single life annuity beginning at age 65 (or current age if older). Several forms of payment are available to participants. To determine a participant’s annual pension benefit, the participant’s accumulated benefit credits are divided by 11. Participants who have at least ten years of service and are at least age 55, or at least one year of service and are at least age 62, are eligible for early retirement. Enhanced early retirement benefits are available to participants on amounts that accrued during 2014 and 2015, and early retirement benefits are retained for amounts transferred to the PVP from certain heritage plans. Mr. Conner is the only NEO who is eligible for early retirement. Participants who terminate employment before they are eligible for early retirement will receive a reduced benefit depending on the age they begin to receive the benefit. The reduced benefit is determined by dividing the accumulated benefit credits by 11 plus 0.4 for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11. Mr. Luttig is the only NEO who is eligible for immediate commencement of a reduced benefit upon termination.

For employees hired before January 1, 2009 whose benefit under the PVP is limited by applicable federal tax laws and regulations, the SERP provides an excess benefit equal to additional amounts the PVP would have paid absent these limitations. For employees hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the PVP. For employees hired or rehired between January 1, 2008 and December 31, 2008, including Mr. Smith, the SERP pays only the excess benefit. The SERP supplemental target benefit is based on years of PVP credited service times 1.6% of average annual compensation for the five consecutive years of employment with the highest base salary and the five consecutive years of employment with the highest annual incentive awards. For purposes of the SERP, compensation consists of annual base salary and annual incentive compensation. The supplemental target benefit formula is limited to 100% of a participant’s annual base salary at termination and is reduced by the amount of qualified benefits received under the PVP. The SERP benefit used to determine the present value of accumulated benefits is a single life annuity beginning at age 62 (or at current age if older). Unmarried participants receive the SERP benefit as a single life annuity. Married participants can elect to receive the SERP benefit as a single life annuity or a 50%, 75% or 100% joint and survivor annuity that is actuarially equivalent to the single life annuity. Under the SERP, the supplemental target benefit would be reduced 3% for each year the employee retires prior to age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business, or commits one of a number of felonies against us or our interests. SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or if the executive disparages us, our products or our employees.

Mr. Smith also has a vested retirement benefit in the Toronto SERIP that he earned for service at one of Boeing’s heritage companies. The Toronto SERIP provides an excess benefit equal to the additional amounts participants would have received under the Company’s Canada pension plan absent limitations by applicable Canadian laws and regulations. The benefits were based on years of credited service times 1.5% of the average monthly earnings. Mr. Smith’s Toronto SERIP benefit would be reduced for each year that he retires before age 65 by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 and 6.0% per year before attaining age 62. The Toronto SERIP benefit used to determine the present value of accumulated benefits is a single life annuity beginning at age 55 and has several payment forms from which participants can select.

Mr. McNerney’s employment agreement provided him with a supplemental retirement benefit consisting of a “target benefit” calculated as a straight-life annuity commencing at age 62. As of December 31, 2015, this target benefit equaled $3,184,500 per year minus pension benefits payable by his previous employers. The present value of the accumulated benefit was payable as a 15-year certain annuity (assuming it is equal in value to the defined annuity commencing at age 62 using the Pension Benefit Guaranty Corporation interest and UP 84 mortality rates) on the assumed date of December 31, 2015. Accruals under the supplemental retirement benefit ceased as of December 31, 2015.

Pursuant to a supplemental pension agreement between us and Mr. Luttig, Mr. Luttig will be paid a lump sum at the earlier of termination or age 65 or such later date as required by Section 409A of the Internal Revenue Code. The lump

The Boeing Company    2016 Proxy Statement    45

COMPENSATION OF EXECUTIVE OFFICERS

sum is the equivalent of a 20-year certain and continuous annuity of $225,000 per year that commences at age 65. The value of the lump sum is based on the same interest and mortality assumptions that are used for lump-sum payments in the PVP. The benefit became fully vested in May 2009.

2015 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards. Investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing stock fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 4.25% for 2015 and is 4.0% for 2016. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either a lump-sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan, or SBP, is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives under the 401(k) plan. The SBP has three components: the restoration benefit component, the executive SBP+ component, and the defined contribution SERP component. The SBP’s restoration benefit component is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under our 401(k) plan are curtailed by legislation limiting contributions to the 401(k) plan and the earnings that may be considered in computing benefits under the 401(k) plan. The Internal Revenue Code currently caps contributions to an executive’s 401(k) plan account. The Internal Revenue Code also caps the amount of compensation that may be considered when determining contributions to an executive’s 401(k) plan account. The SBP’s restoration benefit component is therefore intended to pay, out of our general assets, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under our 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account, plus applicable investment earnings.

The SBP’s executive SBP+ component provides an additional Company contribution equal to a specified percentage of annual incentive compensation to an eligible executive’s account in the SBP. Eligible executives hired on or after January 1, 2009 receive Company contributions to the SBP totaling 3%, 4%, or 5% (depending on age) of annual incentive compensation. Eligible executives hired prior to 2009 receive Company contributions to the SBP totaling 9%, 8% and 7% of annual incentive compensation for 2016, 2017, and 2018, respectively. Thereafter, these executives will generally receive the same Company contributions to the SBP under the executive SBP+ component as those hired on or after January 1, 2009.

The SBP’s defined contribution SERP component provides a supplemental retirement benefit to certain executives who are hired or rehired on or after January 1, 2009. The defined contribution SERP component was extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of service as of January 1, 2016.

Deferred compensation investment elections available under the SBP include an interest-bearing account, a Boeing Stock Fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 4.25% for 2015 and is 4.0% for 2016. All investment funds are valued daily, and executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other SBP restrictions that limit the transfer of funds into or out of the Boeing stock fund.

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COMPENSATION OF EXECUTIVE OFFICERS

Payments to an executive under the SBP (which will be either one lump-sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (a) the January following the age the executive elected and (b) the January after the executive separates from service with us, as defined in the SBP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

2015 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2015 and year-end account balances under the Deferred Compensation Plan, the SBP, and other nonqualified deferred compensation arrangements described below. As of December 31, 2015, Messrs. McNerney and Smith had not elected to participate in the Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Dennis A. Muilenburg	Deferred Compensation Plan	$0	$0	$363,824	$0	$4,441,172
	Supplemental Benefit Plan	115,042	68,807	(14,916)	0	891,991
Gregory D. Smith	Supplemental Benefit Plan	117,755	35,326	18,713	0	553,331
W. James McNerney, Jr.(5)	Supplemental Benefit Plan	116,397	87,296	56,564	0	2,839,140
	Deferred Compensation Plan for Directors	0	0	264,916	0	2,142,078
Raymond L. Conner	Deferred Compensation Plan	0	0	237,071	0	3,882,919
	Supplemental Benefit Plan	61,102	45,826	13,936	0	404,474
J. Michael Luttig	Deferred Compensation Plan	675,608	0	68,210	0	4,461,005
	Supplemental Benefit Plan	48,446	36,335	35,096	0	900,887
Diana L. Sands	Deferred Compensation Plan	0	0	52,233	0	1,255,395
	Supplemental Benefit Plan	16,446	12,335	4,104	0	121,825

(1)	Amounts reflect elective deferrals of salary and annual incentive awards.

(2)	Amounts reflect Company matches under the Supplemental Benefit Plan.

(3)	Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)	Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the Total Compensation column of the Summary Compensation Table for 2015, 2014, and 2013:

Name	Plan Name	Reported for 2015 ($)	Reported for 2014 ($)	Reported for 2013 ($)	Total ($)
Dennis A. Muilenburg	Supplemental Benefit Plan	$183,849	$149,663	$119,176	$452,687
Gregory D. Smith	Supplemental Benefit Plan	153,081	146,019	92,997	392,097
W. James McNerney, Jr.	Supplemental Benefit Plan	203,693	244,192	234,500	682,386
Raymond L. Conner	Supplemental Benefit Plan	106,928	105,683	82,038	294,650
J. Michael Luttig	Deferred Compensation Plan	87,058	807,920	696,310	1,591,288
	Supplemental Benefit Plan	84,781	86,447	79,432	250,660
Diana L. Sands	Supplemental Benefit Plan	28,781	—	—	28,781

(5)	Amounts for Mr. McNerney include earnings of $264,916 and a balance of $2,142,078 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director from 2001 through July 1, 2005. The Deferred Compensation Plan for Directors is described in more detail in “Compensation of Directors” on page 17.

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COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination,” sets forth the estimated amount of incremental compensation payable to each of the NEOs upon termination of the officer’s employment in the event of layoff, retirement, disability or death. The amounts shown assume that the termination was effective as of December 31, 2015 and that the price of Boeing stock as of termination was the closing price of $144.59 on December 31, 2015. The actual amounts to be paid can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. We do not provide any benefits to NEOs in connection with a change-in-control.

In the event of termination due to layoff, retirement, death or disability, the NEO will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	Distribution of shares of Boeing stock represented by Career Shares;

•

Pro rata vesting of PBRSUs and RSUs granted under the long-term incentive program based on the number of full and partial calendar months of active employment during the three-year performance period (beginning with the first full calendar month after the grant date);

•

Continued eligibility for performance awards, which will be paid pro rata to the extent earned after the end of the three-year performance period based on the number of full and partial calendar months of active employment during the relevant performance periods. The performance awards earned and paid for 2013-2015 performance, which are reported in the Summary Compensation Table on page 38, are not included in Table I because as of December 31, 2015, the amounts had been earned;

•

Pro rata payment of annual incentive awards, which will be paid in the year following termination to the extent earned based on the number of days employed during the year. The annual incentive awards earned and paid for 2015 performance, which are reported in the Summary Compensation Table on page 38, are not included in Table I because as of December 31, 2015, the amounts had been earned; and

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination.

In the event of the disability or death of a NEO, the officer will receive benefits under our disability plan available generally to all salaried employees or our executive life insurance plan. The disability insurance amounts are not reflected in Table I. Our executive officers are eligible for a life insurance benefit that is equal to three times base salary up to $6 million. The life insurance benefits are reflected in Table I.

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are laid off and who do not become employed elsewhere within the Company or refuse any offer of employment with the Company as an executive. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (1) continues in equivalent employment in the case of a stock sale or similar transaction or (2) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s prior base salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score and business unit score for the year in which the layoff occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Layoff Plan are included in Table I. The Layoff Plan does not provide tax gross-ups. Executives who are terminated due to layoff are also eligible for certain health and welfare benefits paid by us through the end of the month of layoff and outplacement services. In addition, any supplemental grants of RSUs, which are described under the heading “Supplemental Equity Awards” on page 31, will vest in full upon layoff.

Other Potential Payments

As described on page 31, Mr. McNerney’s employment agreement provided him with a supplemental retirement benefit upon his termination. If Mr. McNerney’s employment with the Company terminated on December 31, 2015, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment agreement) of $2,903,432.

48    The Boeing Company    2016 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

As described on page 31, Mr. Luttig’s supplemental pension agreement provides for a retirement benefit if his employment terminates. If Mr. Luttig’s employment had terminated on December 31, 2015, he (or his beneficiary) would have been entitled to a lump-sum retirement benefit of $2,907,945, payable as of July 1, 2016.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of our NEOs as described above. The estimated incremental compensation is presented in the following benefit categories:

•	Cash severance: reflects cash severance in the case of layoff, pursuant to the Executive Layoff Benefit Plan;

•	PBRSUs: market value, as of December 31, 2015, of unvested PBRSUs that would vest;

•	Other equity awards: market value, as of December 31, 2015, of (1) Career Shares that would be distributed and (2) unvested RSUs that would vest;

•	Performance awards: value of portions of the 2014-2016 and 2015-2017 performance awards that would be payable, assuming target Company performance;

•	Life insurance death benefit: value of the executive’s life insurance payable following death;

•	Tax preparation and planning services: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service.

In addition to the items described above, NEOs are entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include: amounts contributed under our qualified and nonqualified deferred compensation plans; vested retirement benefits; performance awards earned and paid for 2013-2015 performance; and annual incentive awards earned and paid for 2015 performance.

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COMPENSATION OF EXECUTIVE OFFICERS

Table I: Estimated Potential Incremental Payments Upon Termination

Name and Benefits	Layoff	Retirement	Disability	Death
Dennis A. Muilenburg
Cash Severance	$4,048,000	$0	$0	$0
PBRSUs	1,146,429	0	1,146,429	1,146,429
Other Equity Awards	16,099,240	0	16,099,240	16,099,240
Performance Awards	2,475,000	0	2,475,000	2,475,000
Life Insurance Death Benefit	0	0	0	4,800,000
Tax Preparation/Planning Services	8,339	0	8,339	8,339
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	23,784,508	0	19,729,008	24,529,008
Gregory D. Smith
Cash Severance	1,653,250	0	0	0
PBRSUs	631,331	0	631,331	631,331
Other Equity Awards	7,875,571	0	7,875,571	7,875,571
Performance Awards	1,375,000	0	1,375,000	1,375,000
Life Insurance Death Benefit	0	0	0	2,550,000
Tax Preparation/Planning Services	8,321	0	8,321	8,321
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	11,550,973	0	9,890,223	12,440,223
W. James McNerney, Jr.
Cash Severance	3,525,000	0	0	0
PBRSUs	2,905,444	2,905,444	2,905,444	2,905,444
Other Equity Awards	10,249,983	10,249,983	10,249,983	10,249,983
Performance Awards	6,272,500	6,272,500	6,272,500	6,272,500
Life Insurance Death Benefit	0	0	0	18,544,417
Tax Preparation/Planning Services	38,417	38,417	38,417	38,417
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	22,998,844	19,466,344	19,466,344	38,010,761
Raymond L. Conner
Cash Severance	1,912,906	0	0	0
PBRSUs	941,709	941,709	941,709	941,709
Other Equity Awards	17,642,253	3,919,589	17,642,253	17,642,253
Performance Awards	2,036,500	2,036,500	2,036,500	2,036,500
Life Insurance Death Benefit	0	0	0	3,075,000
Tax Preparation/Planning Services	9,968	9,968	9,968	9,968
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	22,550,836	6,907,766	20,630,430	23,705,430
J. Michael Luttig
Cash Severance	1,701,875	0	0	0
PBRSUs	736,087	0	736,087	736,087
Other Equity Awards	8,696,375	0	8,696,375	8,696,375
Performance Awards	1,598,933	0	1,598,933	1,598,933
Life Insurance Death Benefit	0	0	0	2,625,000
Tax Preparation/Planning Services	8,342	0	8,342	8,342
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	12,749,112	0	11,039,737	13,664,737
Diana L. Sands
Cash Severance	795,625	0	0	0
PBRSUs	198,504	0	198,504	198,504
Other Equity Awards	3,813,230	0	3,813,230	3,813,230
Performance Awards	435,433	0	435,433	435,433
Life Insurance Death Benefit	0	0	0	1,425,000
Tax Preparation/Planning Services	8,334	0	8,334	8,334
Outplacement Services	7,500	0	0	0
Total Estimated Incremental Value	5,258,626	0	4,455,501	5,880,501

50    The Boeing Company    2016 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. PVP payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the PVP or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that would have been received after a termination of employment on December 31, 2015, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2015 Pension Benefits table on page 44). The present value was calculated assuming a benefit commencement date of December 31, 2015 for each NEO except Messrs. Muilenburg and Smith, and Ms. Sands, the present value of whose benefits were calculated assuming a benefit commencement date upon their attainment of age 55.

Table II: Estimated Potential Annual Supplemental Executive Retirement Plan Payments Upon Termination

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
Dennis A. Muilenburg	$400,743 / 5,862,855(3)	$156,985 / $2,834,557
Gregory D. Smith	64,568 / 863,336(4)	16,662 / 553,842(5)
W. James McNerney, Jr.	993,617 / 12,692,188	822,119 / 11,344,391
Raymond L. Conner	862,076 / 12,802,157	753,368 / 11,563,514
J. Michael Luttig	224,319 / 3,255,569	190,963 / 3,050,042
Diana L. Sands	37,485 / 524,780(6)	13,202 / 238,820

(1)	Messrs. McNerney and Conner are eligible for retirement benefits under the SERP. If Mr. Luttig terminated he would be eligible for terminated vested benefits, but not early retirement benefits. Messrs. Muilenburg and Smith and Ms. Sands are not eligible to commence benefits under the SERP; however, if they were laid off, they would commence their benefits at age 55 using the early retirement reduction factors as if retiring from active status.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

(3)	For Mr. Muilenburg, the amount shown is the amount that would be paid starting at age 55 for all terminations except layoff and death. The SERP provides that if a participant is laid off on or after age 49 with at least 10 years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Muilenburg were laid off as of December 31, 2015, this layoff provision would have applied to his SERP benefit and at age 55, he would be paid $810,638 annually and the present value of that annuity would be $11,859,610.

(4)	For Mr. Smith, $50,624 of the annuity amount is related to the SERP and $13,944 is related to the Toronto SERIP. $672,228 of the present value amount is related to the SERP and $191,108 of the present value amount is related to the Toronto SERIP. The amount shown is the amount that would be paid starting at age 55 for all termination reasons except layoff and death. SERP provides a provision applicable to all participants that if they are laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Smith were laid off as of December 31, 2015, this layoff provision would have applied to his SERP benefit and at age 55 he would be paid $69,033 annually and the present value of that annuity would be $916,674.

(5)	The annuity amount is related to the SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $296,481 of the present value amount is related to the SERP and $257,361 of the present value amount is related to the Toronto SERIP.

(6)	For Ms. Sands, the amount shown is the amount that would be paid starting at age 55 for all termination reasons except layoff and death. SERP provides a provision applicable to all participants that if they are laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Ms. Sands were laid off as of December 31, 2015, this layoff provision would have applied to her SERP benefit and at age 55, she would be paid $90,676 annually and the present value of that annuity would be $1,269,433.

The Boeing Company    2016 Proxy Statement    51

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2015 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communication with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Good and Messrs. Kellner, Liddy and Stephenson are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Mr. Stephenson became a member of the Board and the Audit Committee as of February 17, 2016, and therefore did not participate in any of the reviews or other procedures set forth above with respect to the fiscal year ended December 31, 2015.

Audit Committee Edward M. Liddy, Chair Edmund P. Giambastiani, Jr. Lynn J. Good Lawrence W. Kellner Susan C. Schwab Randall L. Stephenson

52    The Boeing Company    2016 Proxy Statement

AUDIT COMMITTEE

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2015 and 2014:

	Fees
Services Rendered	2015	2014
	(in millions)
Audit Fees(1)	$26.6	$26.4
Audit-Related Fees	$—	$—
Tax Fees(2)	$0.1	$0.1
All Other Fees(3)	$0.1	$0.1
(1)	For professional services rendered for the audits of our 2015 and 2014 annual financial statements, and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q during 2015 and 2014. Includes fees for statutory audits of $3.4 million in 2015 and $3.4 million in 2014.

(2)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support.

(3)	For human resource database subscription services.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $0.3 in 2015 and $1.2 in 2014. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

The Boeing Company    2016 Proxy Statement    53

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Boeing’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2016. Deloitte & Touche LLP served in this capacity in 2015. The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP to serve as our independent external auditor is in the best interests of Boeing and its shareholders.

As a matter of good corporate governance, the Audit Committee hereby submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see “Audit Committee” beginning on page 14. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, where they will respond to appropriate questions and, if they wish, make a statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

54    The Boeing Company    2016 Proxy Statement

STOCK OWNERSHIP INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth beneficial ownership of Boeing stock, as of February 29, 2016, of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of February 29, 2016.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)		Total
David L. Calhoun	2,450		18,099		20,549
Arthur D. Collins, Jr.	0		33,391		33,391
Kenneth M. Duberstein	6,160		52,242		58,402
Edmund P. Giambastiani, Jr.	0		11,746		11,746
Lynn J. Good	483		789		1,272
Lawrence W. Kellner	2,500		7,012		9,512
Edward M. Liddy	3,817		17,456		21,273
Susan C. Schwab	1,652		10,719		12,371
Randall L. Stephenson	0		0		0
Ronald A. Williams	4,200	(2)	11,131		15,331
Mike S. Zafirovski	0		40,295		40,295
Named Executive Officers	Shares Beneficially Owned(3)		Stock Units(4)		Total
Dennis A. Muilenburg	219,478	(5)	149,206		368,684
Gregory D. Smith	148,982	(6)	59,182		208,164
W. James McNerney, Jr.	1,720,206	(7)	60,741		1,780,947
Raymond L. Conner	93,033		134,852		227,885
J. Michael Luttig	303,299		39,284		342,583
Diana L. Sands	43,641		28,262		71,903
All directors and executive officers as a group (24 people)	2,940,872		849,836	(8)	3,790,708

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” beginning on page 18.

(2)	Consists of shares held in trust for members of Mr. Williams’ family.

(3)	Includes shares held in the VIP and SBP, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 29, 2016 as follows:

Number of Shares
Dennis A. Muilenburg	190,688
Gregory D. Smith	115,187
W. James McNerney, Jr.	1,328,393
Raymond L. Conner	84,931
J. Michael Luttig	265,651
Diana L. Sands	35,842
All directors and executive officers as a group (24 people)	2,297,057

(4)	Consists of RSUs, Career Shares, MDSUs, retainer stock units and deferred stock units held by the NEO.

(5)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(6)	Includes 62 shares held by Mr. Smith’s spouse.

(7)	Includes 50 shares held by Mr. McNerney’s child.

(8)	Consists of RSUs, Career Shares, MDSUs, retainer stock units and deferred stock units held by all directors and executive officers as a group.

The Boeing Company    2016 Proxy Statement    55

STOCK OWNERSHIP INFORMATION

Security Ownership of More than 5% Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2015. Information is based on a review of filings made with the SEC on Schedules 13D and 13G. As of December 31, 2015, there were 666,623,839 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	69,945,622(1)	10.5%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	43,298,489(2)	6.5%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	41,692,653(3)	6.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	41,092,125(4)	6.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	38,296,605(5)	5.7%

(1)	As of December 31, 2015, State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities had shared voting power with respect to 69,945,622 shares of Boeing stock and shared dispositive power with respect to 28,252,969 shares of Boeing stock. This total includes 41,692,653 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee.

(2)	As of December 31, 2015, Capital World Investors, a division of Capital Research and Management Company, had sole voting and dispositive power with respect to 43,298,489 shares of Boeing stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

(3)	As of December 31, 2015, Evercore Trust Company, N.A. had shared dispositive power with respect to 41,692,653 shares of Boeing stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

(4)	As of December 31, 2015, T. Rowe Price Associates, Inc. had sole voting power with respect to 14,756,894 shares of Boeing stock and sole dispositive power with respect to 41,059,285 shares of Boeing stock.

(5)	As of December 31, 2015, The Vanguard Group had sole voting power with respect to 1,193,650 shares of Boeing stock, sole dispositive power with respect to 37,045,910 shares of Boeing stock, shared voting power with respect to 66,000 shares of Boeing stock and shared dispositive power with respect to 1,250,695 shares of Boeing stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2015.

56    The Boeing Company    2016 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

The following shareholder proposals will be voted on at the annual meeting if properly presented by the proponent or one who is qualified under state law to present the proposal on such proponent’s behalf. Approval of any of these proposals would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting. Votes on these items are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations. The Board unanimously recommends a vote against each of these proposals. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address and number of shares of Boeing stock held by each proponent promptly upon written or oral request by any shareholder to the Corporate Secretary.

Shareholder Proposal – Further Report on Lobbying Activities (Item 4)

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Boeing’s lobbying is consistent with Boeing’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of The Boeing Company (“Boeing”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Boeing is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Boeing’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Boeing is a member of the Business Roundtable and serves on the board of the National Association of Manufacturers, which together spent over $47 million on lobbying in 2013 and 2014. Boeing does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Boeing’s long-term interests.

Boeing spent $32.03 million in 2013 and 2014 on direct federal lobbying activities (opensecrets.org). Boeing’s lobbying over military spending has attracted media scrutiny (“Top Defense Contractors Spend Millions to Get Billions,” Center for Public Integrity, Aug. 5, 2015), as has its lobbying on the Export-Import Bank (“Boeing Helps Export-Import Bank Fight for Survival,” Wall Street Journal, May 25, 2015). These figures do not include lobbying expenditures to influence legislation in states, where Boeing also lobbies but disclosure is uneven or absent. For example, Boeing spent $190,000 on lobbying in California in 2014. And Boeing does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council (ALEC). Boeing has been identified as being previously involved with ALEC.

We urge shareholders to vote for this proposal.

The Boeing Company    2016 Proxy Statement    57

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcomes of similar proposals that have been presented in recent years. Those similar proposals received support from holders of less than 20% of our outstanding shares. Your Board recommends that you vote AGAINST Item 4 for the following reasons.

The proposal is unnecessary, due to the transparency of Boeing’s lobbying expenditures and strong risk mitigation procedures.

Boeing regularly engages in policy debates at the federal, state and local levels on a variety of issues, including aviation safety and national security. The Board insists that all of Boeing’s public policy advocacy comply with all applicable laws and regulations, sound corporate practice and Boeing’s high standards of ethical conduct. Consistent with these objectives, Boeing has instituted full transparency into—and extensive oversight of—any political expenditures by the Company, and has implemented additional policies and procedures with respect to its lobbying and advocacy activities, including expenditures to trade associations. We believe that this approach enhances shareholder value, minimizes financial and reputational risk, and reflects our commitment to legal compliance, strong corporate governance and high ethical standards. These policies and practices include the following:

•

Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/, detailing lobbying expenditures, issues lobbied on, government entities lobbied, company lobbyists, and expenditures of the Boeing Political Action Committee. Boeing files similar reports when required at the state level. Information about the Board’s and the Company’s oversight of lobbying activities is available at www.boeing.com/company/key-orgs/government-operations/.

•

Complete information about federal, state and local political expenditures by both Boeing and the Boeing Political Action Committee, a voluntary, non-partisan, employee-sponsored political action committee, is available at www.boeing.com/company/key-orgs/government-operations/. The website also describes the Company’s policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions are made.

•	In 2015, Boeing did not make any contributions from corporate funds to federal, state or local candidates or political parties or ballot initiatives.

•	Boeing’s policy is to prohibit trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

In part due to the policies described above, the 2015 CPA-Zicklin Index of Corporate Political Accountability and Disclosure listed Boeing as a first-tier company for political transparency and accountability. Likewise, in the course of many discussions with our largest shareholders as part of our regular engagement on governance issues, shareholders uniformly expressed satisfaction with Boeing’s level of disclosure and the rigor of its oversight in this area.

Boeing works with trade associations for many reasons unrelated to political or issue advocacy, and the proposal’s reporting requirements would mislead shareholders and the public, and potentially undermine Boeing’s business strategies, by suggesting otherwise.

The Board supports Boeing’s involvement in trade, industry and civic groups that provide technical, business, professional and related expertise on matters critical to our success. Certain of these organizations may also promote Boeing’s interests on matters of public policy, but their views may not always reflect Boeing’s views. As a result, it would be misleading to suggest that those associations’ lobbying activities were directed by Boeing, or that Boeing’s dues were paid either partially or entirely to fund lobbying. The disclosure sought by the proposal would purport to send just such a message. In addition, the reporting sought by the proposal could reveal to our competitors—for reasons wholly unrelated to political advocacy—sensitive aspects of our corporate strategy.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

58    The Boeing Company    2016 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Shareholder Proposal – Special Shareowner Meetings (Item 5)

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

A shareholder right to call a special meeting and a shareholder right to act by written consent are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15 months between annual meetings.

A shareholder right for a group owning 15% of the shares of our company to call a special meeting is one method to equalize our lack of a right for shareholders to act by written consent. For instance a group owning 25% of the shares of our company is now needed to call a special meeting compared to Delaware law which allows 10% of such shares to call a special meeting. If 15% of shares could call a special meeting, instead of our current 25% of shares—this would help make up for our lack of a right to act by written consent.

This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

Please vote to enhance shareholder value: Special Shareowner Meetings – Proposal 5

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcomes of similar proposals that have been presented in recent years. Those similar proposals received support from holders of less than 25% of our outstanding shares. Your Board recommends that you vote AGAINST Item 5 for the following reasons.

Boeing’s current ownership threshold balances the preservation of this important shareholder right with the financial and administrative burdens that would result from misuse of the process by a small minority of shareholders with narrow interests.

Special shareholder meetings cost millions of dollars and demand significant attention from the Board and senior management. As a result, these meetings should be limited to when there are urgent and important strategic matters or profound fiduciary concerns. Boeing continues to believe that either the Board or at least 25% of our shareholders should agree that a matter requires urgent discussion before a special meeting is called. If the proposal were adopted, a relatively small minority of shareholders—potentially with narrow, short-term interests—could call an unlimited number of special meetings to present proposals with little likelihood of success, without regard to how the direct costs and other burdens might impact the Company’s future success or the interests of the vast majority of shareholders.

Boeing’s commitment to shareholder engagement and governance best practices, including the existing right to call special meetings, already ensures Board accountability without unnecessary risk.

Boeing continues to view direct shareholder engagement as key to the Company’s success. To that end, Boeing leaders meet regularly with shareholders to discuss our strategy, operational performance, and business practices. We also meet with shareholders throughout the year to share perspectives on corporate governance and executive compensation matters (see page 16). This commitment to ongoing dialogue with our shareholders, together with practices such as annual director elections, a “proxy access” right for nominating directors, no supermajority voting provisions, and shareholders’ existing right to call special meetings, protects shareholder rights without the expense and risk associated with a lower special meeting threshold.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Boeing Company    2016 Proxy Statement    59

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Shareholder Proposal – Independent Board Chairman (Item 6)

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Boeing shareholders gave 42% support to this proposal topic submitted by Ray T. Chevedden in 2013.

It was not good practice for James McNerney to remain our non-independent Chairman when Dennis Muilenburg became CEO. When a former CEO remains as chairman, it can backfire if the former CEO is reluctant to fully relinquish his CEO role.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is an insider, as is the case with our Company. Having a board chairman who is independent of our Company and its management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.”

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value: Independent Board Chairman – Proposal 6.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have in the past discussed the subject matter of this proposal with many of our largest shareholders. The Board’s deliberations with respect to this proposal reflect those discussions as well as the outcomes of similar proposals that have been voted on, and rejected, by shareholders at each of the last several annual meetings. Your Board recommends that you vote AGAINST Item 6 for the following reasons.

The Board should be able to select its leadership structure based on what will best serve shareholders’ interests under the circumstances, not pursuant to an inflexible policy established in advance.

Each board of directors must take great care to select the right leadership structure for each company. The Boeing Board takes this responsibility very seriously, and thus believes that it should be able to consider all appropriate options, including asking the CEO or another non-independent director to serve as Chairman alongside an independent Lead Director. In the past, Boeing’s Chairman has been an independent director, the then-serving CEO, and a former CEO—in each case, the decision was made by the independent directors based on all relevant factors. The independent members of the Board also revisit this decision at least annually, and in each case consider which board member is best equipped to serve as Chairman.

The Board understands that views differ on whether, as a general matter, boards are best served with an independent chairman. However, the Board is not aware of clear evidence demonstrating that splitting the CEO and Chairman roles is good for all companies in all circumstances. Most shareholders with whom we discussed this topic echoed this view, telling us that there is no “one-size-fits-all” answer to this question, and that absent

60    The Boeing Company    2016 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

extenuating circumstances each board is best equipped to make decisions regarding its optimal leadership structure. As a result, the Board believes that it is critical that the Board choose its own leadership structure, provided that at all times there is strong independent oversight of management and meaningful leadership from an independent lead director—and independent board—with robust, well-defined duties. For additional information on how Boeing’s Board determines what leadership structure is best for Boeing at any given time, see “Leadership Structure” on page 12.

Boeing’s strong independent Lead Director role, combined with other governance features, already provides the management oversight and independent leadership requested by the proposal.

Our independent Lead Director is elected annually by our independent directors, following deliberations in executive session. We also have had extensive discussions with shareholders in order to ensure that the Lead Director’s duties reflect investors’ expectations. In light of these discussions and the Board’s ongoing deliberations, the Board has determined that the independent Lead Director shall do the following:

•

approve Board meeting agendas and, in consultation with the Chairman and the nonemployee directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	preside at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors, and apprise the Chairman of the issues considered;

•	serve as liaison between the Chairman and the independent directors;

•	be available for consultations and direct communication with shareholders;

•	call meetings of the nonemployee directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

Our current independent Lead Director performs the following additional duties:

•

speaks with the CEO before and after each stated meeting of the Board to review presentation materials, address matters discussed during executive sessions of the Board’s independent directors, and/or discuss important strategic matters;

•	leads the Board’s efforts to establish policies on governance matters important to shareholders, such as proxy access, succession planning, and limits on outside Board memberships for directors;

•	meets regularly with members of senior management other than the CEO; and

•	oversees the Board’s self-evaluation process in his capacity as GON Committee Chair.

In addition, the Board has taken the following steps to ensure independent oversight of the Company and management and to hold both the Board and management accountable for Company performance:

•	our independent directors meet following every stated Board meeting without management present;

•

each independent director, including our Lead Director, participates directly in CEO and other elected officer succession planning activities, including one-on-one and/or two-on-one meetings with succession candidates and other Boeing senior executives;

•	each of our nonemployee directors has direct access to members of Company management;

•	eleven of our current directors are independent under both NYSE Listing Standards and Boeing’s internal guidelines and our director nominees have an average tenure of approximately 6 years;

•

each member of our four principal standing committees is an independent director, and each such committee meets regularly in executive session without members of management present and with their respective independent consultants and advisors;

•

independent directors review the CEO’s performance and establish the CEO’s compensation, through processes overseen by our independent Compensation and Governance, Organization and Nominating Committees;

•	the Board and its Committees may and do retain outside legal, financial or other advisors, as appropriate; and

•	Boeing’s website describes processes by which shareholders may communicate with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee.

For additional information on the particular qualities of our Chairman and why he is best suited to serve as Chairman at this time, see “Leadership Structure” on page 12. At the same time, our eleven independent directors, with their vast senior leadership experience and technology, manufacturing, and aerospace expertise — individually and collectively — provide demonstrated, strong, and responsible oversight of management. In addition, Mr. Duberstein brings to the Board extensive experience at the highest levels of both government and business and similarly continues to provide proven independent and active leadership to the Company.

The Boeing Company    2016 Proxy Statement    61

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Based upon this essential combination of qualities, the Board believes that Boeing’s shareholders are best served by maintaining our current board leadership structure, and that the safeguards described above ensure that the Board provides independent and effective leadership of management. As a result, the proposal is unnecessary and would only serve to limit the Board’s ability to act in accordance with what it believes to be shareholders’ long-term best interests.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Arms Sales to Israel (Item 7)

WHEREAS: Israel experienced a 50% drop in foreign investment following Operation Protective Edge and, according to a report from the United Nations, “the decline was primarily caused by the fallout from the Israel Defense Forces (IDF) Operation Protective Edge and international boycotts against the country for alleged violations of international law.”

WHEREAS: July 21st-31st, 2014 Boeing was a target in a nationwide call-in campaign demanding cessation of weapons sales to Israel. Seven major universities in the United States alone have passed divestment resolutions that included Boeing due to Boeing’s ongoing arms sales to Israel.

WHEREAS: On July 23rd 2014, 24 doctors and scientists published an open letter in a renown medical journal stating, “In the aggression of Gaza by Israel... we witnessed targeted weaponry used indiscriminately and on children and we constantly see that so called intelligent weapons fail to be precise, unless they are deliberately used to destroy innocent lives.”

WHEREAS: A new report by Amnesty International about war crimes committed by Israel during Operation Protective Edge is entitled “Black Friday,” and documents the attack on the city of Rafah on August 1st. The report finds that “The single most deadly strike of this day occurred … when two one-tonne bombs were dropped on a residential area in the al-Tannur neighbourhood…”

The report continues and found,”… the bombs … consistent with MK-84 … bombs, the largest and most destructive guided bombs of their kind…”

WHEREAS: Boeing manufactures the Joint Direct Attack Munitions (JDAM) tail kit guidance systems that make the MK-84 bomb a guided weapon. In May 2015, Boeing agreed to a contract to provide JDAMs to Israel, including 10,000 for MK-84s.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Boeing’s sales of weapons related products and services to Israel.

Supporting Statement

We believe it is reasonable that the report include

1.	Processes used to determine and promote sales to Israel

2.	Procedures used to negotiate arms sales to Israel, government-to-government and direct commercial sales and the percentage of sales for each category

3.	Disclosure of sales and other arrangements with local security forces

4.	Categories of military equipment or components with as much statistical information as permissible such as contracts for servicing/maintaining equipment

5.	Detailed risk analysis surrounding business relations with countries, like Israel, that have been accused of violating Geneva and Hague conventions and international human rights law.

In light of the flight of investment from Israel, the worrisome prospects of growth, including maintaining partnerships with higher education institutions, for a company that is at the center of Israel’s controversial wars, contributing to the deaths of thousands of civilians and children; and the overall moral and ethical questions raised by selling weapons that contribute directly to illegal occupation, apartheid, and human rights violations, we urge you to vote for this proposal.

62    The Boeing Company    2016 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders, and recommends that you vote AGAINST Item 7 for the following reasons.

Information about Boeing’s defense sales to non-U.S. countries, including Israel, is already publicly available.

Boeing’s defense sales to Israel are generally made through the U.S. Department of Defense Foreign Military Sales (FMS) program. Under this program, which facilitates U.S. foreign policy and military aid and assistance activities with allied and friendly nations, Boeing contracts directly with the U.S. Department of Defense, which acts on behalf of the foreign government end-user. U.S. law already requires public disclosure of the vast majority of FMS activity. Less often, when Boeing sells directly to non-U.S. governments, those transactions also are often a matter of public record, either pursuant to Congressional notification requirements established by U.S. export control regulations or otherwise. For example, the Defense Security Cooperation Agency’s website (www.dsca.mil) issues public notices of proposed major foreign military sales as well as announcements of FMS activity and certain direct sales of defense products. In addition, the U.S. Department of State often informs the U.S. Congress and the news media about direct sales of defense products to non-U.S. governments. Therefore, much if not all of the information this shareholder proposal seeks is already readily accessible to the public, making the proposal unnecessary.

The proposal seeks to micromanage key elements of Boeing’s business, including its relationship with the U.S. federal government, thereby undermining our ability to act in the best interest of shareholders.

When deciding whether to sell defense products to any defense customers, Boeing management must consider many complex and competing factors, such as:

•	overall demand for the specified products;

•	the competitive landscape;

•	the impact of the sale on Boeing’s reputation;

•	U.S. and relevant non-U.S. regulatory requirements; and

•	our broader relationship with the U.S. federal government as both a customer and regulator.

In addition, sales of defense products to non-U.S. countries are subject to extensive procurement regulations, export control requirements and U.S. and foreign government oversight. In order to properly address this complex network of strategic and compliance risks, decisions regarding Boeing’s customers or how Boeing engages in FMS activity with the U.S. Department of Defense properly belong with management, subject to active Board oversight. We recognize that particular sales may be controversial to a small number of individual shareholders. However, singling out one particular customer for detailed disclosures would serve no purpose other than to allow those shareholders to second-guess these important decisions to the detriment of long-term shareholder value.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Boeing Company    2016 Proxy Statement    63

ANNUAL MEETING INFORMATION

Attending the Annual Meeting

Time and Location

Boeing’s 2016 Annual Meeting of Shareholders will take place on Monday, May 2, 2016, beginning at 9:00 a.m., Central Time, at The James Simpson Theatre at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496. Directions to the meeting, a map, and parking information are provided on the back inside cover of this proxy statement.

Admission Policy

All holders of Boeing shares as of the record date are encouraged to attend the annual meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.

•	Eligible Attendees. We have limited attendance to Boeing shareholders as of the record date (or their named representative) and one member of the shareholder’s immediate family.

•

Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver’s license or passport. You must register on or prior to April 25, 2016 in order to obtain an admission ticket.

•

Obtaining an Admission Ticket. In order to obtain an admission ticket, please access “Register for Meeting” at www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can register by calling 1-844-318-0137. You will need the 16-digit voting control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. Seating at the annual meeting is limited, and requests for tickets will be processed in the order in which they are received. In any event, you must register on or prior to April 25, 2016 if you wish to attend the annual meeting.

•

Additional Security Measures. Upon entering the meeting facility, you will be required to proceed through a security checkpoint. In addition, no cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.

Frequently Asked Questions

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR the election of each of the 12 director nominees named in this proxy statement (Item 1);
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2016 (Item 3); and
AGAINST each of the shareholder proposals (Items 4 through 7).

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $5.00 per year per household. For additional information or to elect this option, please access www.computershare.com/investor.

64    The Boeing Company    2016 Proxy Statement

ANNUAL MEETING INFORMATION

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank or other holder of record.

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 16-digit voting control number, which can be found on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, May 1, 2016.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, May 1, 2016. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

The Boeing Company Voluntary Investment Plan Participants

If you have an interest in Boeing stock through participation in the VIP, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Time, on Wednesday, April 27, 2016. If you do not submit voting instructions before the deadline, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been received before the deadline, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Sunday, May 1, 2016, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants

VIP participants may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Wednesday, April 27, 2016, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy. VIP participants cannot revoke their proxies or change their voting instructions in person at the annual meeting because the trustee will not be present.

The Boeing Company    2016 Proxy Statement    65

ANNUAL MEETING INFORMATION

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 7)

Shareholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 through 7. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Items 2 through 7. “Broker non-votes,” if any, will have no effect on Items 2 through 7.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, NYSE rules allow that firm to vote your shares only on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2016, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2016 Annual Meeting?

Holders of Boeing stock at the close of business on March 3, 2016 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 651,055,730 shares of common stock outstanding, of which approximately 651,054,340 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 124,191 registered shareholders on the record date and approximately 1,052,546 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 3 absent your instruction, so you must provide instructions on these items for your vote to count.

66    The Boeing Company    2016 Proxy Statement

ANNUAL MEETING INFORMATION

Are there any other items of business that will be addressed at the annual meeting?

The Board of Directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2015 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and the 2015 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available at http://investors.boeing.com/investors/financial-reports/default.aspx and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4408 or writing Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207.

The Boeing Company    2016 Proxy Statement    67

ANNUAL MEETING INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2015 annual report at www.proxyvote.com. The notice also explains how shareholders may request printed proxy materials for this or future annual meetings.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

Shareholder Proposals and Director Nominations for the 2017 Annual Meeting

Proposals for Inclusion in 2017 Proxy Statement

If you wish to submit a proposal for inclusion in our 2017 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Friday, November 18, 2016.

Director Nominations for Inclusion in 2017 Proxy Statement

In 2015, our Board amended the Company’s By-Laws to permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Any such nomination must be received at the address below no earlier than the close of business on Wednesday, October 19, 2016 and no later than the close of business on Friday, November 18, 2016. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Other Proposals or Nominations

Our By-Laws require that we receive advance written notice for any shareholder proposal or director nomination that is not submitted for inclusion in our proxy statement. Any such proposal or nomination must be received at the address below no earlier than the close of business on Monday, January 2, 2017 and no later than the close of business on Wednesday, February 1, 2017. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Where to Send All Proposals and Nominations

Office of Corporate Secretary

The Boeing Company

100 North Riverside Plaza

MC 5003-1001

Chicago, Illinois 60606-1596

68    The Boeing Company    2016 Proxy Statement

The Boeing Company 2016 Annual Meeting of Shareholders

Monday, May 2, 2016 at 9:00 a.m., Central Time

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
To Roosevelt Road CTA and Metra Stops
Shedd Aquarium
Lake Michigan
N
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
Planetarium Lot
McFetridge Drive
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
To I-55
To McCormick Place
CTA Bus Stop
Handicapped Parking

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago. Take the Roosevelt Road exit and turn left at the second traffic light onto Roosevelt Road. Turn right onto Columbus Drive (which becomes Lake Shore Drive (US-41)). Take the 18th Street exit. Turn left onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

From Midway Airport:

Go north on Cicero Ave. to I-55 North/Stevenson Expressway. Take I-55 North to the exit on the left for Lake Shore Drive (US-41 North). Take the Lake Shore Drive (US-41 North) exit. Turn right onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

•

Meeting Admission Policy: If you plan to attend the meeting in person, you must present an admission ticket and valid photo identification. In order to obtain a ticket, you must register no later than April 25, 2016. To register, please follow the instructions on page 64.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you have a disability that requires a reasonable accommodation, please send an email to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CT on Sunday, May 1, 2016. If you own Plan shares, your vote must be received by 10:59 p.m. CT on Wednesday, April 27, 2016 in order to provide sufficient time for the trustee to tabulate the vote of the Plan shares.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the web site and follow the instructions.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MEETING ADMISSION POLICY

In order to attend the meeting, you must obtain an admission ticket by registering no later than April 25, 2016. Click the “Register for Meeting” link at www.proxyvote.com to register or call 1-844-318-0137.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99856-P72199-Z67051-Z67052     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 12 director nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	David L. Calhoun	☐	☐	☐

	1b.	Arthur D. Collins, Jr.	☐	☐	☐	COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
	1c.	Kenneth M. Duberstein	☐	☐	☐

	1d.	Edmund P. Giambastiani, Jr.	☐	☐	☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐
	1e.	Lynn J. Good	☐	☐	☐	3.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2016.	☐	☐	☐
	1f.	Lawrence W. Kellner	☐	☐	☐

	1g. 1h.	Edward M. Liddy Dennis A. Muilenburg	☐ ☐	☐ ☐	☐ ☐	SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 4, 5, 6 and 7.

	1i.	Susan C. Schwab	☐	☐	☐	4.	Further Report on Lobbying Activities.	☐	☐	☐

	1j.	Randall L. Stephenson	☐	☐	☐	5.	Special Shareowner Meetings.	☐	☐	☐

	1k.	Ronald A. Williams	☐	☐	☐	6.	Independent Board Chairman.	☐	☐	☐

	1l.	Mike S. Zafirovski	☐	☐	☐	7.	Arms Sales to Israel.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

The Boeing Company 2016 Annual Meeting of Shareholders

Monday, May 2, 2016

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

Meeting Admission Policy: Advance Registration Required

If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than April 25, 2016, as described in more detail in the Proxy Statement.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2016 Annual Meeting and Proxy Statement and the 2015 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at www.computershare.com/investor.

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M99857-P72199-Z67051-Z67052

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, MAY 2, 2016

The undersigned hereby appoints Arthur D. Collins, Jr., Kenneth M. Duberstein and Edward M. Liddy, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Time, on Wednesday, April 27, 2016, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.